Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of December 23, 2024

by and between

WENTWORTH MANAGEMENT SERVICES LLC,

as Borrower

and

BYLINE BANK,
as Lender

Table of Contents

Page

Article I . DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	31
1.03	Accounting Terms; Generally	32
1.04	Changes in GAAP	32
1.05	Rounding	32
1.06	Uniform Commercial Code	32
1.07	Times of Day	33
Article II		33
ARTICLE II TERM LOAN, NON-REVOLVING LOANS AND LETTERS OF CREDIT		33
2.01	Loan Commitments; Letters of Credit	33
2.02	Manner of Borrowing and Funding the Term Loan and Non-Revolving Loans	35
2.03	Reserved	36
2.04	Interest	36
2.05	Prepayments	37
2.06	Repayment of the Loans	39
2.07	Fees	39
2.08	Payments Generally	39
2.09	Computation of Interest and Fees	40
2.10	Evidence of Debt	40
2.11	Marshaling; Payments Set Aside	40
Article III TAXES, RATES & BENCHMARK REPLACEMENT		40
3.01	Taxes	40
3.02	Rates; Benchmark Replacement	44
3.03	Survival	45
Article IV CONDITIONS PRECEDENT		46
4.01	Conditions Precedent to Closing, Term Loan, Letters of Credit and Non-Revolving Loans	46
4.02	Conditions to all Credit Extensions	48

ii

Article V REPRESENTATIONS AND WARRANTIES		49
5.01	Existence, Qualification and Power	49
5.02	Authorization; No Contravention; Enforceability	49
5.03	Governmental Authorization; Other Consents	50
5.04	Binding Effect	50
5.05	Financial Statements; No Material Adverse Effect	50
5.06	Litigation	50
5.07	No Default	51
5.08	Insurance	51
5.09	Taxes	51
5.10	ERISA Compliance	51
5.11	Subsidiaries; Equity Interests	52
5.12	Federal Regulations; Investment Company Act	52
5.13	Disclosure	53
5.14	Compliance with Laws	53
5.15	Solvency	53
5.16	Collateral Documents	53
5.17	Deposit Accounts	54
5.18	Bank Secrecy Act; OFAC Representations and Warranties	54
5.19	Business Loan	54
5.20	Principal Place of Business; Location of Collateral	55
5.21	Patents, Trademarks and Licenses; Permits	55
5.22	Subordinated Documents	55
5.23	Broker-Dealer	55
5.24	Material Contracts	56
5.25	Trade Relations	56
5.26	Labor Relations	56
5.27	EEA Financial Institutions	56
5.28	Brokers	57
5.29	Surety Obligations	57
5.30	Holdings	57
5.31	Investment Advisor	57
Article VI AFFIRMATIVE COVENANTS		57
6.01	Financial Statements	57

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6.02	Certificates; Other Information	59
6.03	Notices	59
6.04	Payment of Obligations	60
6.05	Preservation of Existence, Etc	60
6.06	Maintenance of Properties	60
6.07	Maintenance of Insurance	60
6.08	Compliance with Laws	61
6.09	Books and Records	61
6.10	Inspection Rights	62
6.11	Use of Proceeds	62
6.12	Taxes	62
6.13	Further Assurances	62
6.14	Depository Relationship	62
6.15	Joinder of New Subsidiaries; Covenant to Give Security	63
6.16	Collateral Access Agreements	63
6.17	Preservation of Existence	64
6.18	Anti-Corruption Laws	64
6.19	Limitations on Activities of Holdings	64
6.20	Status under Securities Laws	64
6.21	Regulatory Matters	64
6.22	Registration; Qualification	65
6.23	Advisory Entities Accounts	65
6.24	View-Only Access Rights..	65
6.25	A/P Reserve Account.	65
6.26	Post-Closing Covenants	65
Article VII NEGATIVE COVENANTS		65
7.01	Indebtedness	65
7.02	Liens	67
7.03	Investments	69
7.04	Fundamental Changes	70
7.05	Dispositions	70
7.06	Restricted Payments	71
7.07	Change in Nature of Business	71

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7.08	Affiliate Transactions	72
7.09	Plan	72
7.10	Use of Proceeds	72
7.11	Subsidiaries	72
7.12	Amendments to Subordinated Debt; Pollen Street Equity Documents	73
7.13	Advisory Entities..	73
7.14	Financial Covenants	73
Article VIII EVENTS OF DEFAULT AND REMEDIES		74
8.01	Events of Default	74
8.02	Remedies Upon Event of Default	77
8.03	Application of Funds	77
8.04	Cross-Default and Cross-Collateralization.	78
Article IX MISCELLANEOUS		78
9.01	Amendments, Etc	78
9.02	Notices; Effectiveness; Electronic Communication	78
9.03	No Waiver; Cumulative Remedies; Enforcement	79
9.04	Expenses; Indemnity; Damage Waiver	79
9.05	Payments Set Aside	80
9.06	Successors and Assigns	80
9.07	Treatment of Certain Information; Confidentiality	81
9.08	Right of Setoff	82
9.09	Interest Rate Limitation	82
9.10	Counterparts; Integration; Effectiveness	82
9.11	Survival of Representations and Warranties	82
9.12	Severability	83
9.13	Power of Attorney	83
9.14	Governing Law; Jurisdiction; Etc.	83
9.15	Waiver of Jury Trial	84
9.16	No Advisory or Fiduciary Responsibility	84
9.17	USA PATRIOT Act	85
9.18	OFAC	85
9.19	Anti-Terrorism Laws	85
9.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	86
9.21	Commodity Exchange Act	86
9.22	ENTIRE AGREEMENT	86

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SCHEDULES

Schedule 1.01(a)	-	Investment Advisor Subsidiaries
Schedule 1.01(b)	-	Broker-Dealer Subsidiaries
Schedule 1.01(c)	-	KeyBank Accounts
Schedule 2.06(a)	-	Amortization Payments
Schedule 5.05	-	Financial Statements
Schedule 5.10	-	Pension Plans
Schedule 5.11	-	Subsidiaries; Equity Interests
Schedule 5.17	-	Deposit Accounts
Schedule 5.20	-	Principal Place of Business; Location of Collateral
Schedule 5.21	-	Intellectual Property
Schedule 6.26	-	Post-Closing Covenants
Schedule 7.01	-	Indebtedness
Schedule 7.02	-	Liens
Schedule 7.03	-	Investments
Schedule 7.08	-	Affiliate Transactions
Schedule 7.09	-	Plans
Schedule 9.02	-	Certain Addresses for Notices

EXHIBITS

A            Form of Committed Loan Notice

B            Form of Compliance Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 23, 2024, by and between WENTWORTH MANAGEMENT SERVICES LLC, a Delaware limited liability company (the “Borrower”) and BYLINE BANK (together with its successors and permitted assigns, “Lender”).

Borrower has requested that Lender provide certain senior-secured credit facilities to Borrower, and Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Acquisition” means a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of fifty percent (50%) or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of Borrower or any Subsidiary with another Person.

“Advisory Entities” means, collectively, PKS Advisory Services, LLC, a New York limited liability company, World Equity Group, Incorporated, an Illinois corporation, and CL Wealth Management, LLC, a Virginia limited liability company.

“Advisory Entities Accounts” shall have the meaning set forth in the Cash Sweep and Disbursement Agreement.

“Advisory Fee Revenue” shall have the meaning set forth in the Cash Sweep and Disbursement Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aged A/P” means the accounts payable to certain law firms for legal costs that are greater than ninety (90) days outstanding and are approximately Three Million Eight Hundred Ninety-Seven Thousand and 00/100 Dollars ($3,897,000.00).

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“Agreement” has the meaning specified in the preamble hereto.

“Anti-Terrorism Order” has the meaning specified in Section 9.19.

“Annualized Revenue Received from Custodians” means, without duplication, as of the end of each Fiscal Quarter, the aggregate amount of the Advisory Fee Revenue paid in cash by the Custodians to Borrower and its Subsidiaries and deposited into the Advisory Entities Accounts during such Fiscal Quarter, multiplied by four (4).

“A/P Reserve Account” means a deposit account maintained by Borrower with Lender into which reserves for the Aged A/P shall be deposited by the Borrower.

“Applicable Margin” means for any day, with respect to the Term Loan, the applicable rate per annum set forth below under the caption “Applicable Margin”, based upon the Senior Net Leverage Ratio for the preceding twelve (12) fiscal months as of the most recent determination date in respect thereof; provided that, until delivery to Lender of Borrower’s financial statements for the fiscal quarter ending September 30, 2025, the Applicable Margin with respect to the Term Loan, shall be the rate per annum set forth in Level II below.

Level	Senior NET Leverage Ratio	Applicable Margin
I	Less than or equal to 2.00 to 1.00	3.50%
II	Greater than 2.00 to 1.00	4.00%

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each Fiscal Quarter of Borrower based upon Borrower’s delivery of financial statements pursuant to Section 6.01(b) and the Compliance Certificate for each such Fiscal Quarter and (b) no change in the Applicable Margin shall be effective until the first Business Day of the month immediately following the date on which the financial statements are required to be delivered pursuant to Section 6.01(b) and a Compliance Certificate pursuant to Section 6.01(h) calculating the Senior Net Leverage Ratio; provided that the Applicable Margin shall be deemed to be at Level II set forth above if Borrower fails to deliver the financial statements and the related Compliance Certificate, in each case, required to be delivered by it pursuant to Section 6.01, during the period commencing with the date the delivery thereof was required and continuing through the date such financial statements and related Compliance Certificate have been delivered. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, Lender determines that (a) the Senior Net Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Senior Net Leverage Ratio would have resulted in different pricing for any period, then if the proper calculation of the Senior Net Leverage Ratio would have resulted in higher pricing for such period, then, Borrower shall automatically and retroactively be obligated to pay to Lender promptly on demand by Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

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“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Authorized Employee” means, as of the Closing Date, Craig Gould, as Chief Executive Officer and David Shane, as Chief Financial Officer; provided that, the Borrower may revise the list of Authorized Employees by providing written notice to the Lender. Any document delivered hereunder that is signed by an Authorized Employee shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the applicable Loan Party and such Authorized Employee shall be conclusively presumed to have acted on behalf of such Loan Party.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceeding).

“Bank Product” means, any of the following products, services or facilities extended to a Loan Party or Affiliate of a Loan Party by Lender or any of Lender’s Affiliates: (a) Secured Cash Management Agreements; (b) products under Secured Hedge Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services, other than Letters of Credit.

“Bank Product Debt” means, Indebtedness, obligations and other liabilities of a Loan Party or Affiliate of a Loan Party with respect to Bank Products.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time (including any successor statute) or other applicable bankruptcy, insolvency or similar laws.

“Board of Governors” means, the Board of Governors of the Federal Reserve System.

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“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Term Loan Borrowing or a Non-Revolving Loan Borrowing, as applicable.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Illinois, and in reference to Term SOFR Loans shall also mean any such day that is also a U.S. Government Securities Business Day.

“Broker-Dealer Debt” means the obligations incurred or otherwise arising in connection with the Securities Trading Activities of any Broker-Dealer Subsidiary, provided, that “Broker-Dealer Debt” shall not include Borrowings under this Agreement.

“Broker-Dealer Subsidiary” means (i) as of the Closing Date, each of the Subsidiaries listed on Schedule 1.01(b) attached hereto; and (ii) after the Closing Date, any other Subsidiary that becomes duly registered as a broker or dealer with the SEC under the Securities Exchange Act of 1934 and becomes a member of FINRA with written notice of such occurrence provided by the Borrower to the Lender.

“Capital Expenditures” means, for any period, as of the date of determination, the aggregate capital expenditures (as determined in accordance with GAAP) for such period of the Loan Parties, excluding, in each case, (i) expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with cash proceeds of Dispositions that are reinvested in accordance with this Agreement, (ii) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions, and (iii) expenditures made with the proceeds of equity issuances or contributions permitted hereunder.

“Capital Leases” means all leases that have been or are required to be recorded, in accordance with GAAP, as capitalized leases; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 31, 2018 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such leases to be recharacterized as Capital Leases.

“Cash Collateral” means, cash and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.

“Cash Collateral Account” means, a demand deposit, money market or other account maintained with Lender and subject to a Lien in favor of Lender.

“Cash Collateralize” means, the deposit of Cash Collateral into a Cash Collateral Account as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, one hundred and one percent (101%) of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Lender’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

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“Cash Equivalents” (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within twelve (12) months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within twelve (12) months of the date of acquisition, and overnight bank deposits, in each case which are issued by Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least Five Hundred Million and 00/100 Dollars ($500,000,000.00) and has the highest rating obtainable from either Moody’s or S&P; and (f) other short term liquid investments approved in writing by Lender in its reasonable discretion.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements.

“Cash Sweep and Disbursement Agreement” means that certain Cash Sweep and Disbursement Agreement dated as of the date hereof by and among Borrower, Advisory Entities and Lender, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“CERCLA” means, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Change of Control” means (a) Parent, shall at any time cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, one hundred percent (100%) of the issued and outstanding Equity Interests of Holdings; (b) Holdings shall at any time cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, one hundred percent (100%) of the issued and outstanding Equity Interests of Borrower, (c) Borrower shall at any time cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, one hundred percent (100%) of the issued and outstanding Equity Interests of any of its Subsidiaries, except pursuant to a sale of all or substantially all of the Equity Interests of such applicable Subsidiary consented to by the Lender in its sole and absolute discretion, (d) a “change of control” or any comparable term under, and as defined in, the Pollen Street Equity Documents, (e) a “change of control” or any comparable term under, and as defined in, any Subordinated Debt Documents, (f) a “change of control” or any comparable term under, and as defined in, the Series B Preferred Stock Documents, (g) Craig Gould shall at any time cease to own, directly or indirectly, three hundred thousand (300,000) of the issued and outstanding Equity Interests of Parent, and on and after the issuance and vesting of the restricted stock units, eight hundred thousand (800,000) of the issued and outstanding Equity Interests of Parent, or (h) Craig Gould and David Shane cease to be members of the board of directors (or any other similar governing body) of Parent or cease to have executive roles at Parent.

“Closing Date” means December 23, 2024.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in any of the Collateral Documents and all of the other property of any kind that is or is intended under the terms of this Agreement or any Collateral Document to be subject to Liens in favor or for the benefit of Lender.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably acceptable to Lender pursuant to which a mortgagee or lessor of real property on which any Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by Borrower or any Subsidiary, acknowledges the Liens of Lender and waives or subordinates any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to remove any Collateral stored or otherwise located thereon.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Limited Guaranty, the Control Agreements, the Perfection Certificate and any other collateral assignments, security agreements, pledge agreements or other similar agreements delivered to Lender on or after the Closing Date, including any joinders or supplements to any of the foregoing, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor or for the benefit of Lender and is executed and delivered to Lender to evidence, secure or guaranty the Obligations, in each case, in their original form and as amended, restated or replaced from time to time.

“Commitment Fee” has the meaning specified in Section 2.07(a).

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“Committed Loan Notice” means a notice from Borrower requesting the funding of the Term Loan on the Closing Date or a funding of the Non-Revolving Loans (which shall be deemed to have been delivered as of date of any LC Payment), which shall be substantially in the form of Exhibit A or such other form as may be acceptable to Lender.

“Commodity Exchange Act” means, the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B or such other form as may be reasonably acceptable to Lender.

“Consolidated Net Income” with respect to Borrower and its Subsidiaries on a consolidated basis for any period, the net income or loss of the Borrower and its Subsidiaries determined in accordance with GAAP, applied on a consistent basis (i) without giving effect to purchase accounting or similar adjustments required or permitted under GAAP, and (ii) excluding (to the extent otherwise included therein) (A) extraordinary non-cash gains and profits and (B) extraordinary non-cash losses and charges, but (iii) specifically including any non-cash charges that are reserved for a cash charge in any future period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Lender, in form and substance reasonably acceptable to the Lender, providing the Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Corporate Guarantor” means, collectively, Parent, Holdings, PKS Holdings, LLC, a New York limited liability company, Wentworth Risk Management LLC, a Delaware limited liability company, Insurance Audit Agency Inc., a Michigan corporation, CL Wealth Management, LLC, a Virginia limited liability company, PKS Advisory Services, LLC, a New York limited liability company, Wentworth Financial Partners LLC, a Delaware limited liability company and PKS Financial Services, Inc., a New York corporation.

“Custodian” means each of Fidelity, Schwab, RBC, Pershing, Raymond James, and each other entity that provides custodial services to Borrower or any of its Subsidiaries in connection with their respective broker/dealer or retail investment advisor operations.

“CWA” means, the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

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“Debt Service Reserve Account” means a demand deposit account maintained by Borrower with Lender ending in 2917 into which the Lender shall sweep the Advisory Fee Revenue of the Advisory Entities from the Advisory Entities Accounts.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, an interest rate equal to the Interest Rate plus two percent (2%) per annum.

“Deposit Accounts” means, all demand deposit, time deposit, money market, securities accounts, savings and all other bank accounts of any Person.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, each item determined in accordance with GAAP, the sum of Consolidated Net Income plus, to the extent deducted or excluded in determining Consolidated Net Income for such period, without duplication:

(i)            all amounts treated as expenses for interest;

(ii)           all taxes and Tax Distributions;

(iii)          all amounts treated as expenses for depreciation and the amortization of any kind;

(iv)          fees, costs and expenses related to the initial public offering of Parent that occurred in March of 2024 and the related restructurings in an amount not to exceed Two Million Nine Hundred Thousand and 00/100 Dollars ($2,900,000.00);

(v)          transaction fees, costs and expenses related to the documentation and negotiation of this Agreement and the other Loan Documents and the payoff of the Existing Credit Facilities in an aggregate amount not to exceed One Million One Hundred Three Thousand and 00/100 Dollars ($1,103,000.00);

(vi)          fees payable to directors, including outside directors, in an aggregate amount not to exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00 (or such greater amount as is acceptable to Lender in its sole and absolute discretion) for such period;

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(vii)         non-cash stock compensation expense, but solely to the extent such expense is reserved for a cash payment only upon the occurrence of a Change of Control;

(viii)        all non-cash losses or expenses (or minus non-cash income or gain), including, without limitation, stock-based awards compensation expense and non-cash charges, expenses or write-downs arising from stock options, stock appreciation or other similar rights), restricted stock or other equity incentive programs, but excluding any non-cash loss or expense (A) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (B) relating to a write-down, write off or reserve with respect to accounts and inventory;

(ix)          one-time, non-recurring fees and expenses incurred in connection with the consummation of any Permitted Acquisition or other Investments permitted hereunder (“Permitted Acquisition Fees & Expenses”); provided, that the aggregate amount of all Permitted Acquisition Fees & Expenses, Non-Recurring Expenses and Cost Savings added back pursuant to clauses (ix), (x) and (xi) shall not exceed ten percent (10%) of EBITDA for such period (calculated before giving effect to any such add-backs);

(x)           one-time, non-recurring, or unusual expenses including, without limitation, severance costs, lease termination costs, relocation costs, recruiting costs, restructuring charges and other one-time expenses not otherwise added back to Consolidated Net Income and incurred on an arms-length basis in connection with the consummation of a Permitted Acquisition or other Investment permitted hereunder (collectively, “Non-Recurring Expenses”); provided, that the aggregate amount of all Permitted Acquisition Fees & Expenses, Non-Recurring Expenses and Cost Savings added back pursuant to clauses (ix), (x) and (xi) shall not exceed ten percent (10%) of EBITDA for such period (calculated before giving effect to any such add-backs);

(xi)          the amount of “run-rate” cost savings, synergies and operating expense reductions (collectively, the “Cost Savings”) projected by the Borrower in good faith and certified by an officer of the Borrower in writing to result from actions taken prior to the last day of such measurement period, which Cost Savings shall be calculated on a pro forma basis as though such Cost Savings had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such actions (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken); provided, that an officer of the Borrower shall have provided a reasonably detailed statement or schedule of such Cost Savings and shall have certified to Lender that (1) such Cost Savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (2) such actions have been taken and are ongoing; provided, that the aggregate amount of all Permitted Acquisition Fees & Expenses, Non-Recurring Expenses and Cost Savings added back pursuant to clauses (ix), (x) and (xi) shall not exceed ten percent (10%) of EBITDA for such period (calculated before giving effect to any such add-backs);

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(xii)         any non-cash purchase accounting adjustments and any non-cash adjustments as required or permitted by the application of FASB 141 (requiring the use of purchase method of accounting for acquisitions and consolidations), and any adjustments required or permitted by FASB 141(R) (relating to adjustments of earnouts and other contingent consideration incurred in connection with a Permitted Acquisition or other Investment permitted hereunder) and FASB 142 (relating to changes in accounting for the amortization of good will and certain other intangibles);

(xiii)        losses, expenses and payments that are covered by insurance, indemnification, reimbursement, guaranty or purchase price adjustment provisions in any agreement entered into by Parent, a Borrower or any Subsidiary to the extent such losses, expenses and payments have been reimbursed in cash pursuant to the applicable third-party insurance, indemnity, guaranty or acquisition agreement in (A) such period or (B) an earlier period if not added back to Consolidated Net Income in such earlier period;

(xiv)        any costs or expenses (excluding non-cash charges) incurred by Parent, a Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of any issuance of Equity Interests;

(xv)         the amount of extraordinary, nonrecurring or unusual losses or expenses or legal settlements (including all fees and expenses relating thereto), including legal settlements in respect of private placements sold by GPB Capital Holdings and sale of bonds from GWG Holdings Inc. (A) incurred prior to the Closing Date, or (B) incurred on or after the Closing Date and, solely with respect to this subclause (B), in an amount not to exceed One Million Eight Hundred Fifty-Thousand and 00/100 Dollars ($1,850,000.00); and

(xvi)        such other addbacks as may be agreed to by the Lender from time to time in its sole and absolute discretion.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions applicable to Borrower or any Subsidiary relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems, including without limitation, CERCLA, RCRA and CWA.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of an Environmental Law, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with Borrower is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) the occurrence of a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or which would be expected to result in the imposition of any Lien on the assets of Borrower by operation of Section 4069 of ERISA; (g) the determination that any Pension Plan is considered an at-risk plan (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (h) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 and 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (i) any failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Loan Party or an ERISA Affiliate to make any required contribution to a Multiemployer Plan; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

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“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Examining Authority” has the meaning set forth in Rule 15c3-1(c)(12) under the Securities Exchange Act of 1934, as amended.

“Excess Cash Flow” means, for any Fiscal Year of Borrower and its Subsidiaries, the excess, if any, of (a) EBITDA for such period, minus (b) the sum, without duplication, of (i) the aggregate amount actually paid by Borrower and its Subsidiaries in cash during such Fiscal Year on account of Unfinanced Capital Expenditures, (ii) Interest Expense during such period to extent actually paid in cash, (iii) scheduled payments of principal of Indebtedness for such period paid in cash (to the extent, with respect to any Indebtedness other than the Obligations, permitted hereunder and under the applicable Subordination Agreement), (iv) income taxes, including (without duplication) Tax Distributions permitted under Section 7.06, paid in cash, (v) all payments made in cash upon the consummation of a Permitted Acquisition or other permitted Investment to effect such Permitted Acquisition or other permitted Investment (except to the extent such payments are funded with proceeds of equity or Indebtedness), (vi)  Restricted Payments to the extent paid in cash during such period and permitted under Section 7.06, (vii) to the extent included in the determination of EBITDA and without duplication of any other deduction set forth in this definition (x) all Cost-Savings and (y) non-cash losses and charges, in each case, added back in determining EBITDA for such period, and (viii) any other amounts paid in cash and added to EBITDA.

“Excluded Swap Obligation” means, with respect to a Loan Party, each Swap Obligation as to which, and only to the extent that, such Loan Party’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because a Loan Party does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Loan Party and all guarantees of Swap Obligations by other Loan Parties) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Secured Hedge Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Loan Party.

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower or any Subsidiary hereunder, (a) Taxes imposed on or measured by net income, (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 3.02(f)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (c) Taxes attributable to such recipient’s failure to comply with Section 3.01(e) any U.S. federal withholding Taxes imposed under FATCA.

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“Existing Credit Facilities” means the credit facilities provided by Oak Street Funding LLC in connection with that certain Master Credit Agreement dated as of June 19, 2020 (as may be amended, amended and restated or modified from time to time).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, and any applicable intergovernmental agreements with respect thereto.

“FINRA” means the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“Fiscal Month” means, each calendar month.

“Fiscal Quarter” means, the three month period ending on each March 31st, June 30th, September 30th and December 31st.

“Fiscal Year” means, each twelve-month period ending on each December 31st.

“Fixed Charges” means for any measuring period, (a) cash Interest Expense (excluding in all instances any interest paid in kind), plus (b) regularly scheduled payments of principal of Indebtedness made in cash for such period (excluding any mandatory prepayments required by the terms of this Agreement and the Broker-Dealer Debt) plus (c) Pollen Street Dividend Payments paid in cash and plus (d) Series B Convertible Preferred Stock Payments paid in cash; provided that, (i) Fixed Charges for the three-month period ending March 31, 2024 shall be deemed to be One Million Five Hundred Thirteen Thousand and 00/100 Dollars ($1,513,000.00); (ii) Fixed Charges for the three-month period ending June 30, 2024 shall be deemed to be One Million Six Hundred Forty-Two Thousand and 00/100 Dollars ($1,642,000.00); and (iii) Fixed Charges for the three-month period ending September 30, 2024 shall be deemed to be One Million Six Hundred Twenty Thousand and 00/100 Dollars ($1,620,000.00).

“Fixed Charge Coverage Ratio” means for any measuring period, the ratio of (a) the sum of (i) EBITDA minus the item set forth in clause (vi) of EBITDA to the extent added back to EBITDA and paid in cash during such period, minus, without duplication, (ii) Unfinanced Capital Expenditures, minus without duplication, (iii) any taxes paid in cash and added back in the calculation of EBITDA, minus, without duplication, (iv) Tax Distributions, minus, without duplication, (v) Restricted Payments paid in cash (which, for the avoidance of doubt, shall not include the Pollen Street Dividend Payments and the Series B Convertible Preferred Stock) to (b) Fixed Charges.

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“Foreign Lender” means any Lender who is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) which has jurisdiction over Borrower or any Subsidiary (or, to the extent the context so provides, Lender and its Affiliates).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. For the avoidance of doubt, “Guarantee” shall not include any obligations, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing Broker-Dealer Debt.

“Guarantor” means, any Corporate Guarantor, the Individual Guarantor, each other Subsidiary of the Borrower that is not a Broker-Dealer Subsidiary or any other Person that guarantees payment or performance of all or any portion of the Obligations.

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“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Binah Capital Corp., a Delaware corporation.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount of all direct or contingent obligations of such Person arising under outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            the Swap Termination Value under any Swap Contract of such Person;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness of such Person;

(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. Notwithstanding the foregoing, Indebtedness shall not include Broker-Dealer Debt.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.04(b).

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“Individual Guarantor” means Craig Gould, an individual.

“Information” has the meaning specified in Section 9.07.

“Interest Determination Date” means the date that is two U.S. Government Securities Business Days prior to the first day of the applicable Interest Period for which Term SOFR is being determined.

“Interest Expense” means for any measuring period interest expense (whether cash or non-cash) determined in accordance with GAAP and deducted in the calculation of Consolidated Net Income, including capitalized interest expense.

“Interest Payment Date” means the twenty-fifth day of each Fiscal Month, with the first such Interest Payment Date under this Agreement on January 25, 2025 and the final such Interest Payment Date on the Term Loan Maturity Date.

“Interest Period” means, each one (1) month period from, and including, the previous Interest Payment Date (or, in the case of the first Interest Period under this Agreement, the Closing Date of this Agreement) to, but excluding, the following Interest Payment Date (or, in the case of the final Interest Period, the Term Loan Maturity Date); provided, that the Interest Period for each Non-Revolving Loan advanced after the Closing Date shall commence on the date of such advance and end on the last day of the Fiscal Month in which such advance occurs.

“Interest Rate” means, for any Interest Period, a per annum variable rate equal to the Applicable Margin plus the greater of (i) Term SOFR and (ii) one percent (1.00%).

“Interim Financial Statements” means the unaudited consolidated financial statements of Parents and its Subsidiaries for the month ended June 30, 2024, including balance sheets and statements of income.

“Inventory” shall have the meaning set forth in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower’s business (but excluding Equipment (as defined in the UCC)).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) an Acquisition, or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Advisor Subsidiary” means each of the Subsidiaries listed on Schedule 1.01(a) attached hereto.

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“IRS” means the United States Internal Revenue Service.

“KeyBank Deposit Accounts” means the accounts set forth on Schedule 1.01(c) hereto.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Application” means, an application by Borrower to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.

“LC Conditions” means, upon issuance of the Letter of Credit (and after giving effect thereto): (a) each condition in Section 4.02 is satisfied; (b) total LC Obligations do not exceed the Letter of Credit Sublimit, and the Non-Revolver Usage does not exceed the Non-Revolving Loan Commitment, as applicable; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Lender in its discretion; and (d) the purpose and form of the Letter of Credit are satisfactory to Lender in its discretion.

“LC Documents” means, all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Lender in connection with any Letter of Credit.

“LC Obligations” means, the sum of (a) all amounts owing by Borrower for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

“LC Payment” has the meaning specified in Section 2.01(c)(ii).

“LC Request” means, a request for issuance of a Letter of Credit, to be provided by Borrower, in form satisfactory to Lender.

“Lender” has the meaning specified in the preamble hereto.

“Letter of Credit” means any documentary or standby letter of credit issued or to be issued by Lender or any Affiliate of Lender for the account of Borrower or any Subsidiary pursuant to Section 2.01(c).

“Letter of Credit Sublimit” means One Million and 00/100 Dollars ($1,000,000).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided, however, that for the purposes hereof, a “Lien” shall not include general restrictions on the transfer of securities under state or federal securities laws.

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“Limited Guaranty” means that certain Limited Guaranty dated as of the Closing Date, executed by the Individual Guarantor in favor of Lender, as may be amended, amended and restated or modified from time to time.

“Liquidity” shall mean, as of any date of determination, the aggregate amount of Unrestricted Cash of Borrower as of such date.

“Loan Documents” means, collectively, this Agreement, the Term Note, the Non-Revolving Loan Note, the Cash Sweep and Disbursement Agreement, and the Collateral Documents, the Subordination Agreements, the Collateral Access Agreements, any intercreditor and subordination agreements and all other documents executed and delivered to Lender to evidence, secure or guaranty the Obligations (or any portion thereof) or delivered in connection therewith, in their original form, and as the same may be amended, amended and restated, modified or replaced from time to time.

“Loan Parties” means, collectively, Borrower and the Corporate Guarantors.

“Loans” means, collectively, the Term Loan and all Non-Revolving Loans made pursuant to this Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of Lender under any Loan Document, or of the ability of and its Subsidiaries taken as a whole to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document to which it is a party.

“Material Contract” any agreement or arrangement to which Borrower or any Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; and (b) which contract amount accounts for at least twenty percent (20%) of the annual revenue of the Loan Parties taken as a whole. For the avoidance of doubt, Material Contracts shall specifically include the Custodian Agreements.

“Material Location” has the meaning specified in Section 6.16.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions or with respect to which Borrower has liability, contingent or otherwise, including by reason of being an ERISA Affiliate with any Person.

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“Net Capital Rule” means Rule 15c3-1 under the Securities Exchange Act of 1934, as amended.

“Net Cash Proceeds” means:

(a)            with respect to an issuance of Equity Interests, the cash proceeds received by Holdings as a result of such issuance, net of reasonable direct expenses of the transaction;

(b)            with respect to any Disposition, the aggregate cash payments received by Borrower or any Subsidiary from such Disposition (after taking into account the disposition of any Permitted Liens on the assets that are the subject of the Disposition), net of: (i) direct reasonable expenses of such Disposition, (ii) Taxes paid or payable in cash as a result of such Disposition (which for purposes hereof shall be assumed to be the then-highest capital gains rate applicable to Borrower or any Subsidiary, as applicable), and (iii) escrowed cash amounts (provided that such escrowed cash amounts shall, to the extent later released to Borrower or any Subsidiary, be considered to be a part of the Net Cash Proceeds).

“Non-Revolver Usage” means, the aggregate principal amount of outstanding Non-Revolving Loans, plus the aggregate Stated Amount of all outstanding Letters of Credit.

“Non-Revolving Loan Draw Period Expiration Date” means, the earlier of: (a) the date which is the one (1) year anniversary of the Closing Date, and (b) the date on which the Non-Revolving Loans are fully drawn or the Non-Revolving Loan Commitment is reduced to zero ($0.00).

“Non-Revolving Loan” has the meaning specified in Section 2.01(b).

“Non-Revolving Loan Borrowing” means a borrowing of Non-Revolving Loans.

“Non-Revolving Loan Commitment” means One Million and 00/100 Dollars ($1,000,000.00).

“Non-Revolving Loan Note” means a demand promissory note in form and substance reasonably acceptable to Lender, made by Borrower in favor of Lender to evidence the Non-Revolving Loans, as may be amended, amended and restated or modified from time to time.

“Oak Street Note” means that certain Convertible Promissory Note, dated as of December 19, 2024, in the principal amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) issued by the Loan Parties party thereto that were borrowers under the Existing Credit Facilities in favor of Oak Street Funding LLC, in connection with the payoff of the Existing Credit Facilities.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of Borrower arising under any Loan Document or otherwise with respect to the Loans, any Letter of Credit, any Bank Product, any Secured Cash Management Agreement or any Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Subsidiary of any proceeding under any Debtor Relief Laws naming Borrower or any Subsidiary as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of Borrower and any Guarantor shall not include their respective Excluded Swap Obligations.

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“OFAC” means, the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparative constitutive documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.

“Other Taxes” means all present or future stamp, documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section  3.02(f)).

“Parent” means Binah Capital Group, Inc., a Delaware corporation.

“Parent Indebtedness” shall mean, unsecured Indebtedness incurred by the Parent so long as (a) no Default or Event of Default shall exist at the time of, or result from, such funding of such unsecured Indebtedness; (b) with respect to the unsecured Indebtedness, such unsecured Indebtedness shall be subject to a Subordination Agreement on terms acceptable to the Lender in its sole discretion; (c) the interest or coupon required to be paid in cash with respect to such unsecured Indebtedness shall not exceed twelve percent (12%) and such cash interest payment shall be included in the calculation of Fixed Charges; and (d) the proceeds from the unsecured Indebtedness shall be utilized (i) to refinance existing Subordinated Debt, (ii) to fund a Permitted Acquisition or Permitted Investment; (iii) for working capital purposes; or (iv) as balance sheet cash.

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“PBGC” means the Pension Benefit Guaranty Corporation or, if applicable, any successor entity.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but not including a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate, or to which Borrower or any ERISA Affiliate has made contributions at any time during the immediately preceding five plan years, and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means, that certain Perfection Certificate executed by Borrower and Guarantors in favor of Lender.

“Permitted Acquisition” shall mean any acquisition by the Borrower or any Subsidiary that is a Loan Party of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which (i) is agreed-to in writing by the Borrower and the Lender to constitute a Permitted Acquisition or (ii) otherwise satisfies and/or is conducted in accordance with the following requirements:

(a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, or reasonably related to the business of the Borrower or such Subsidiary;

(b) If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (x) become a wholly-owned direct Subsidiary of the Borrowers or of a Subsidiary and the Borrowers or the applicable Subsidiary shall cause such acquired Person to comply with Section 6.15 hereof or (y) provided that the Loan Parties continue to comply with Section 6.15 hereof, be merged with and into the Borrower or such Subsidiary (and, in the case of the Borrower, with the Borrower being the surviving entity);

(c) If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by Borrower or a Subsidiary that is a Loan Party;

(d) The Borrower shall have delivered to the Lender not less than ten (10) (or such shorter period of time agreed to by the Lender) nor more than ninety (90) days prior to the date of such acquisition, (x) notice of such acquisition together with copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), description of the method of financing the Permitted Acquisition (which shall be limited to balance sheet cash and/or equity issuance for the purpose of consummating such Permitted Acquisition) and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, and (y) to the extent the purchase price for such proposed Permitted Acquisition exceeds Five Million and 00/100 Dollars ($5,000,000.00), the Pro Forma Projected Financial Information with respect to such Permitted Acquisition, in each case in form and substance reasonably satisfactory to the Lender;

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(e) Both immediately before and after the consummation of such acquisition, no Default or Event of Default shall have occurred and be continuing;

(f) With respect to any proposed Permitted Acquisition for which the purchase price exceeds Two Million and 00/100 Dollars ($2,000,000.00), the Lender shall have received satisfactory evidence showing that the business or Person being acquired has positive EBITDA;

(g) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(h) All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to the Borrower or Subsidiary making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to the Lender shall have been delivered, or caused to have been delivered, by the Borrower to the Lender;

(i) There shall be no actions, suits or proceedings pending or, to the knowledge of any Loan Party, threatened (in writing) against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Loan Party threatened (in writing) against the Loan Party that is making the acquisition which would materially adversely affect the ability of such Loan Party to enter into or perform its obligations in connection with the proposed acquisition;

(j) Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information, the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.14; and

(k) The Lender shall have received any other diligence, documentation or certificates reasonably requested by the Lender from the Loan Parties.

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“Permitted Investments” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)            commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(c)            certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00); and

(d)            fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

“Permitted Liens” means, at any time, Liens in respect of property of Borrower or any Subsidiary permitted to exist at such time pursuant to Section 7.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan), established or maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date, executed by Representatives Indemnity Co., a British Virgin Islands entity, Corporate Guarantors, Broker-Dealer Subsidiaries and Borrower in favor and for the benefit of Lender, as may be amended, amended and restated or modified from time to time.

“Pollen Street Entity” means, collectively, Pollen Street Limited, an English private limited company number 09899024.

“Pollen Street Dividend Payment” means the nine percent (9%) annual dividend payment required to be paid in four quarterly payments by Parent to the Pollen Street Entity pursuant to the Pollen Street Equity Documents.

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“Pollen Street Equity Documents” means (i) the Subscription Agreement, dated as of March 15, 2024, by and between Parent, Borrower and the Pollen Street Entity, (ii) the Lock-Up Agreement, dated as of March 15, 2024, by and among Parent, the members of the Borrower, the Pollen Street Entity and the other holders party thereto, (iii) the Registration Rights Agreement, dated as of March 15, 2024, by and among Parent, the members of the Borrower, Pollen Street Entity and the other holders party thereto; and (iv) the Certificate of Designation of Series A Convertible Preferred Stock of Binah Capital Group, Inc. filed with the Secretary of State of the State of Delaware on March 14, 2024 (as amended by that certain Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock dated on or about the date hereof)), as each may be amended, modified, amended and restated or modified from time to time as permitted under the Pollen Street Subordination Agreement.

“Pollen Street Subordination Agreement” means that certain Preferred Stock Subordination and Intercreditor Agreement dated as on or about the date hereof, executed by the Pollen Street Entity and Lender, as may be amended, modified, amended and restated or modified from time to time.

“Prepayment Premium” has the meaning specified in Section 2.05(d).

“Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition involving a purchase price in excess of Five Million and 00/100 Dollars ($5,000,000.00), a statement executed by the Borrower (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Loan Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 7.14 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Lender shall reasonably request.

“Properly Contested” means, with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to result in a Material Adverse Effect, nor result in forfeiture or sale of any material assets of the Loan Parties; (e) no Lien is imposed on assets of the Loan Party, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Qualified ECP Guarantor” means, a Loan Party with total assets exceeding Ten Million and 00/100 Dollars ($10,000,000.00), or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“RCRA” means, the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

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“Recipient” means, Lender or any other recipient of a payment to be made by a Loan Party under a Loan Document or on account of an Obligation.

“Redemption Conditions” shall mean, with respect to any redemption payment the following conditions: the redemption payment is made with the proceeds of Parent Indebtedness or with cash on the balance sheet; provided that, in the event that the redemption payment is made from cash on the balance sheet of the Loan Parties, then, after giving to such redemption payment, the Loan Parties’ cash on the balance sheet shall not be less than Six Million and 00/100 Dollars ($6,000,000.00).

“Reimbursement Date” has the meaning specified in Section 2.01(c)(ii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Index” has the meaning set forth in Section 3.02(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to (i) any capital stock or other Equity Interest of Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders or members (or the equivalent Person thereof) and (ii) any management fees and other fees and expenses paid or accrued under a management agreement or similar agreement with any affiliate of Borrower.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SDN List” has the meaning specified in Section 9.18.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and among Borrower or any Subsidiary and Lender or any Affiliate of Lender.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and among Borrower or any Subsidiary and Lender or any Affiliate of Lender.

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“Securities Trading Activities” means the activities in the ordinary course of business of a Broker-Dealer Subsidiary, including, without limitation, acting as a broker for clients and/or as a dealer in the purchase and sale of securities traded on exchanges or in the over-the-counter markets and engaging in other capital markets activities for customer facilitation, entering into securities repurchase agreements and reverse repurchase agreements, securities lending and borrowing and securities clearing, either through agents or directly through clearing systems.

“Security Agreement” means that certain Guaranty and Security Agreement dated as of the Closing Date, executed by Borrower and Guarantors in favor and for the benefit of Lender, as may be amended, amended and restated and modified from time to time.

“Senior Debt” means, on a consolidated basis, all Indebtedness of the Loan Parties other than Subordinated Debt and Broker-Dealer Debt.

“Senior Net Leverage Ratio” means, for any measuring period, the ratio of (a) (i) Senior Debt of the Borrower and its Subsidiaries on a consolidated basis, as of the last day of such period, minus (ii) up to $2,000,000 of the sum of (x) the aggregate balance of the Debt Service Reserve Account and (y) Unrestricted Cash as of the last day of such period, to (b) EBITDA for such period.

“Series B Convertible Preferred Stock Payment” means the seven percent (7%) annual dividend payment required to be paid in four quarterly payments by Parent to the Series B Preferred Stockholders pursuant to the Series B Preferred Stock Documents.

“Series B Preferred Stock Documents” means (i) the Subscription Agreement, dated on September 4, 2024 about the date hereof, by and between Parent, Borrower and the Series B Preferred Stockholders and (ii) the Certificate of Designation of Series B Convertible Preferred Stock of Binah Capital Group, Inc. filed with the Secretary of State of the State of Delaware on September 4, 2024, as each may be amended, modified, amended and restated or modified from time to time as permitted under the Series B Subordination Agreement.

“Series B Preferred Stockholders” means the holders of the Series B Convertible Preferred Stock.

“Series B Subordination Agreement” means that certain Preferred Stock Subordination and Intercreditor Agreement dated as on or about the date hereof, executed by the Series B Preferred Stockholders and Lender, as may be amended, modified, amended and restated or modified from time to time.

“SOFR” means the Secured Overnight Financing Rate, as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Stated Amount” means, the outstanding amount of a Letter of Credit available for drawing thereunder, including any automatic increase or tolerance (whether or not then in effect) thereto provided by the Letter of Credit or related LC Documents.

“Subordinated Creditors” means, collectively, (i) the Subordinated Note Creditors; (ii) the Pollen Street Entity; (iii) Series B Preferred Stockholders and (iv) the provider of any Indebtedness with respect to the Subordinated Debt.

“Subordinated Debt” means the Indebtedness incurred under the Subordinated Notes, the Pollen Street Dividend Payment, the Series B Convertible Stock Payment and any other Indebtedness that is expressly subordinate and junior in right of payment to payment in full of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender in its sole discretion.

“Subordinated Debt Documents” means, collectively, (i) the Subordinated Notes and all other instruments, agreements and other documents related thereto; (ii) the Pollen Street Equity Documents and all other instruments, agreements and other documents related thereto, (iii) the Series B Preferred Stock Documents and all other instruments, agreements and other documents evidencing related thereto and (iv) any other instruments, agreements and other documents evidencing or governing any other Subordinated Debt.

“Subordinated Notes Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date, executed by the Subordinated Note Creditors and Lender, as may be amended, modified, amended and restated or modified from time to time.

“Subordinated Note Creditors” means, collectively, David Purcell, J. Peter Purcell and Peter Sheehan.

“Subordinated Notes” means (i) that certain Promissory Note dated as of March 15, 2024, made by Borrower in favor of David Purcell; (ii) that certain Promissory Note dated March 15, 2024, made by Borrower in favor of Peter Sheehan; and (iii) that certain Promissory Note dated March 15, 2024, made by Borrower in favor of J. Peter Purcell, in each case, as amended, amended and restated, modified or replaced from time to time in accordance with this Agreement and the Subordinated Notes Subordination Agreement.

“Subordination Agreement” means, collectively, the (i) Pollen Street Subordination Agreement, (ii) Subordinated Notes Subordination Agreement, (iii) the Series B Subordination Agreement and (iv) any other subordination agreement entered into by the Borrower, Lender and any other Subordinated Creditor in connection with any Subordinated Debt.

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“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower and Subsidiaries thereof.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to a Loan Party, its obligations under a Hedge Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

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“Tax Distributions” means, with respect to any Person treated as a partnership or disregarded entity under the Code for income tax purposes, any distribution to any holder of such Person’s Equity Interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner (or, in the event such Person is disregarded for federal income tax purposes, as a sole member) of such Person under federal, state, and local income tax laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it, and taking into account, any income tax benefit arising from such owners’ ownership of Equity Interests in such Person that could be utilized in the current or any prior taxable year (including any tax deductions, losses or tax credits (including, without limitation, deductions for state and local taxes and deductions pursuant to Section 199A of the Code) and taking into account differences in rates applying to different categories of income (e.g., capital gains) in proportion and to the extent in which such holders hold Equity Interests of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means, a loan made pursuant to Section 2.01(a).

“Term Loan Borrowing” means a borrowing of a Term Loan on the Closing Date.

“Term Loan Commitment” means, Lender’s obligation to make a Term Loan in an amount equal to Twenty Million Three Hundred Thousand and 00/100 Dollars ($20,300,000.00).

“Term Loan Maturity Date” shall mean December 23, 2029.

“Term Note” means, a promissory note made by Borrower in favor of Lender in the amount of the Term Loan Commitment.

“Term SOFR” means, for any Interest Period, the Term SOFR Reference Rate on the related Interest Determination Date, as such rate is published by the Term SOFR Administrator at approximately 5:00 a.m., Chicago time; provided, however, that if as of 5:00 p.m. (Chicago time) on any Interest Determination Date the Term SOFR Reference Rate has not been published by the Term SOFR Administrator, then Term SOFR shall be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date.

If Lender determines, in Lender’s sole discretion, that Term SOFR remains not published or otherwise unavailable more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date then, at Lender’s option, upon notice of such circumstances from the Lender to the Borrower (a) the obligation to make Term SOFR advances shall be suspended until Lender notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (b) subject to the terms and conditions of this Agreement and the Loan Documents, the entire outstanding balance of any advance shall be replaced at the end of such Interest Period with an advance bearing interest at the Lender’s “prime rate” which may be adjusted by Lender to include a different spread or margin (as so adjusted, the “Alternate Rate”) and the Borrower may request advances under this Agreement bearing interest at the Alternate Rate. For purposes of this Agreement, the Lender’s “prime rate” shall be the “U.S. prime rate” as published in The Wall Street Journal.

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Notwithstanding the foregoing and unless there is an interest rate swap or other hedging instrument in place in connection with this Agreement, if Term SOFR is less than zero, then during such time, Term SOFR shall be deemed to be zero.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate determined by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum of a 1-month forward-looking term rate based on SOFR that is published by the Term SOFR Administrator.

“Term SOFR Transition Date” has the meaning set forth in Section 3.5.2.

“Term SOFR Loan” means any Loan or any portion thereof bearing interest at the Interest Rate.

“Threshold Amount” means Five Hundred Thousand and 00/100 Dollars ($500,000.00).

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of the Loan Parties other than those made utilizing (i) financing provided by the applicable seller or third party lenders and permitted under Section 7.01(d), and/or (ii) capital contributions.

“United States” and “U.S.” mean the United States of America.

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“Unrestricted Cash” shall mean, at any time, the aggregate amount of cash and Cash Equivalents held in accounts of the Borrower (other than cash held in the Debt Service Reserve Account) so long as such cash and Cash Equivalents (i) are at all times maintained in deposit accounts at Lender, (ii) do not appear (and are not required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens granted to the Lender to secure the Obligations), (iii) are not subject to any Lien in favor of any person other than (A) the perfected first priority Lien in favor of the Lender and (B) bankers’ liens arising in connection with depository relations or securities accounts entered into in the ordinary course of business and (iv) are otherwise generally available for use by the Borrower, in each case, solely to the extent any such cash and Cash Equivalents are (or would be) included on the balance sheet of the Borrower, in each case, as of such date of determination.

“U.S. Borrower” means Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, with respect to any (a) EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that bail-In Legislation that are related to or ancillary to any of those powers.

1.02            Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document), (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to Loans and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.

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(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms; Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04         Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower, any Subsidiary or Lender shall so request, Borrower, any Subsidiaries and Lender shall amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide or cause to be provided to Lender all financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.05        Rounding. Any financial ratios required to be maintained by Borrower or any other Person pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06        Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

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1.07        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central Time (daylight or standard, as applicable).

ARTICLE II
TERM LOAN, NON-REVOLVING LOANS AND LETTERS OF CREDIT

2.01        Loan Commitments; Letters of Credit. Subject to the terms and conditions set forth herein, Lender agrees to make the following loans and financial accommodations to Borrower:

(a)            Term Loan Commitment. Lender agrees, on and subject to the terms set forth herein, to make a term loan to Borrower (the “Term Loan”) in the original principal amount of the Term Loan Commitment. Subject to the satisfaction of all conditions precedent set forth herein and in the other Loan Documents, the Term Loan shall be advanced in full in a single advance on the Closing Date. Amounts repaid on the Term Loan may not be reborrowed.

(b)            Non- Revolving Loan Commitment.

(i)            Non-Revolving Loans. Lender agrees, on and subject to the terms set forth herein, to make certain non-revolving loans (each such loan, a “Non-Revolving Loan”) to Borrower in an aggregate amount up to the Non-Revolving Loan Commitment, from time to time through, but excluding, the Term Loan Maturity Date. To the extent that the Borrower requests a Letter of Credit, the Non-Revolving Loan Commitment shall be permanently reduced in an amount equal to the original Stated Amount of such Letter of Credit. In no event shall Lender have any obligation to honor a request for a Letter of Credit if the Non-Revolver Usage at such time plus the requested Letter of Credit would exceed the remaining Non-Revolving Loan Commitment. Non-Revolving Loans may not be requested by Borrower or any other Loan Party, except in accordance with Section 2.01(c) in connection with an LC Payment. Non-Revolving Loans, when repaid, may not be reborrowed. All Non-Revolving Loans, when made, shall be payable by Borrower immediately without any demand therefor by Lender.

(ii)           Voluntary Reduction or Termination of Non-Revolving Loan Commitment. The Non-Revolving Loan Commitment shall terminate on the Non-Revolving Loan Draw Period Expiration Date, unless sooner terminated in accordance with this Agreement. On and after the Revolving Loan Draw Period Expiration Date, Lender shall have no obligation to issue Letters of Credit, but Lender may fund Non-Revolving Loans on account of existing Letters of Credit issued prior to such date in accordance with Section 2.01(c). On the Term Loan Maturity Date, to the extent not previously paid in accordance with the terms hereof, Borrower shall pay to Lender the entire principal amount of all outstanding Non-Revolving Loans, plus any accrued and unpaid interest thereon and any other amounts then payable to Lender under this Agreement or the other Loan Documents.

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(c)            Letters of Credit.

(i)            Issuance of Letters of Credit. Lender agrees to issue Letters of Credit from time to time until the Non-Revolving Loan Draw Period Expiration Date, on the terms set forth herein, including the following:

(A)            Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (a) it receives an LC Request and an LC Application at least five (5) Business Days prior to the requested date of issuance; and (b) each LC Condition is satisfied.

(B)            Letters of Credit may be requested by Borrower to support obligations incurred in the ordinary course of business, or as otherwise approved by Lender in its reasonable discretion. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new LC Application in its discretion.

(C)            Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, Lender shall not be responsible for (A) the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; (B) the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; (C) any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; (D) any breach of contract between a shipper or vendor and Borrower; (E) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; (F) errors in interpretation of technical terms; (G) the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or (H) any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority. No Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of its gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower are discharged with proceeds of any Letter of Credit.

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(D)            In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form reasonably believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Lender may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(ii)           Reimbursement. If Lender honors any request for payment under a Letter of Credit (each, an “LC Payment”), Borrower shall pay to Lender, on the same day (“Reimbursement Date”), the amount paid under such Letter of Credit, together with interest at an interest rate equal to Term SOFR plus four precent (4.00%) per annum from the Reimbursement Date until payment by Borrower. The obligation of Borrower to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary. Whether or not Borrower submits a request therefor, Borrower shall be deemed to have requested a Borrowing of Non-Revolving Loans in an amount necessary to pay all amounts due in respect of any LC Payment on any Reimbursement Date.

(iii)          Cash Collateral. If at any time (a) an Event of Default exists or (b) the Term Loan Maturity Date has occurred, then Borrower shall, at Lender’s request, Cash Collateralize all outstanding Letters of Credit. If Borrower fails to provide any Cash Collateral as required hereunder, Lender may (but shall have no obligation to do so) advance, as Non-Revolving Loans, the amount of Cash Collateral required.

2.02        Manner of Borrowing and Funding the Term Loan and Non-Revolving Loans.

(a)            Notice of Borrowing.

(i)            Term Loan. To request a Term Loan Borrowing, an Authorized Employee of the Borrower shall deliver a duly completed and executed Committed Loan Notice to the Lender. The Committed Loan Notice must be received by Lender not later than 11:00 a.m. on the Closing Date. Notices received after such time may be deemed received on the next Business Day. The Committed Loan Notice shall be irrevocable and shall specify (A) the amount of the Term Loan Borrowing and (B) the requested funding date (which must be a Business Day). The Term Loan shall be disbursed in a single Borrowing on the closing Date. After giving effect to the funding of the Term Loan Commitment on the Closing Date, the Term Loan Commitment shall terminate immediately and without further action.

(ii)            Non-Revolving Loans. Non-Revolving Loans may only be advanced in accordance with Section 2.01(c) in connection with an LC Payment, and whether or not Borrower or any other Loan Party has delivered any such notice, Borrower shall be deemed to have delivered a Committed Loan Notice as of the date of such LC Payment requesting a Non-Revolving Loan Borrowing in an amount equal to such LC Payment.

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(b)            Notices. Borrower may request Borrowings based on telephonic or e-mailed instructions to Lender. Borrower shall confirm each such request by prompt delivery to Lender of a Committed Loan Notice, but if it differs materially from the action taken by Lender, the records of Lender shall govern. Lender shall not have any liability for any loss suffered by Borrower or any other Loan Party as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on Borrower’s behalf.

(c)            The Term Loans, Non-Revolving Loans, the LC Obligations and other Obligations shall constitute one general obligation of Borrower and are secured by Lender’s Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, Borrower to the extent of any Obligations owed by Borrower.

2.03        Reserved.

2.04         Interest.

(a)            The Obligations shall bear interest (a) as to the Term Loan, at the Interest Rate, (b) as to the Non-Revolving Loan or any reimbursement obligations relating to a Letter of Credit, at an interest rate equal to Term SOFR plus four precent (4.00%) per annum; and (c) if any other Obligation created under the Loan Documents (including, to the extent permitted by law, interest not paid when due) not paid when due, at the Interest Rate.

(b)            During any Event of Default, at the option of the Lender, all Obligations shall bear interest at the Default Rate; provided that, upon the occurrence of an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g), the Default Rate shall apply automatically to all Obligations. It is agreed that the Default Rate shall apply as of the date upon which such Event of Default first occurred or such later date approved by the Lender in its sole and absolute discretion. Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)            Interest shall accrue from the date the Term Loan or a Non-Revolving Loan is advanced or any Obligation is incurred or payable, until paid in full by Borrower. Interest accrued on each Loan shall be due and payable in arrears, (i) with respect to the Term Loan, on each Interest Payment Date and with respect to any Non-Revolving Loan, upon demand; (ii) on any date of prepayment, with respect to the principal amount of the Term Loan or Non-Revolving Loan being prepaid; and (iii) on the payment in full of the Obligations. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

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2.05         Prepayments.

(a)            Optional Prepayments. Borrower may, upon notice to Lender, at any time or from time to time voluntarily prepay the Term Loan; provided that such notice must be received by Lender not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment of the Term Loan. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Sections 2.05(d) and 3.04, and shall be applied first towards the payment of such interest and other amounts, and then towards the payment of installments of principal on the Term Loan, as applicable, as Borrower shall direct by notice to be received by Lender on or before the date of such payment or, in the absence of such notice and so long as no Event of Default shall then exist, in direct order of maturity.

(b)            Mandatory Prepayments.

(i)            Borrower shall, on the sooner of Lender’s demand or the first Business Day after Borrower has knowledge thereof, repay any outstanding Non-Revolving Loans together with all accrued and unpaid interest thereon.

(ii)           If Borrower or any Subsidiary incurs any Indebtedness or if Borrower issues any Equity Interests, then the Net Cash Proceeds from such incurrence or issuance shall be applied to the Obligations in accordance with clause (iv) below; provided, however, that Borrower shall only be required to remit such Net Cash Proceeds in respect of issuances of Equity Interests to the extent (and only in the amount by which) such Net Cash Proceeds exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any fiscal year. Notwithstanding anything set forth herein to the contrary, the prepayment required by this Section 2.05(b)(ii) shall not apply to: (A) the proceeds of any Indebtedness permitted by Section 7.01; or (B) the proceeds of any issuance of Equity Interests by Borrower.

(iii)          If Borrower or any Subsidiary makes a Disposition pursuant to Section 7.05(d), then to the extent that in the aggregate Net Cash Proceeds of all such Dispositions in any fiscal year exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00), such excess shall be applied to the Obligations in accordance with clause (iv) below but only to the extent that the Net Cash Proceeds therefrom have not been applied to repair, restore or replace such property or asset or reinvested in other assets used or useful in the business of the Loan Parties within one hundred eighty (180) days after such event (or, if committed to be so applied or reinvested within one hundred eighty (180) days after such event, within an additional one hundred eighty (180) day period after the end of such initial one hundred eighty (180) day period).

(iv)          Any prepayment made pursuant to clauses (ii) or (iii) above shall be applied to the outstanding principal balance of the Term Loan, with payments being applied in the inverse order of maturity.

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(c)            Excess Cash Flow Recapture. Within fifteen (15) Business Days following the date on which audited financial statements for each Fiscal Year are required to be delivered pursuant to Section 6.01(a), commencing with the Fiscal Year ending December 31, 2025, Borrower shall prepay the Term Loan in an amount equal to fifty percent (50%) of the Excess Cash Flow for such Fiscal Year minus all voluntary prepayments of the Loans (together with any Prepayment Premium) made during such Fiscal Year; provided that, the amount of any such prepayment shall not exceed Two Million and 00/100 Dollars ($2,000,000.00) in any Fiscal Year (each such payment, an “Excess Cash Flow Payment”); provided however, the Borrower shall not be required to make an Excess Cash Flow Payment for any Fiscal Year to the extent that the Senior Net Leverage Ratio is less than 2.00 to 1.00 as of the last day of such Fiscal Year. The Excess Cash Flow calculation shall be based on the audited Financial Statements for Parent and its Subsidiaries and set forth on the Compliance Certificate for such Fiscal Year and shall be prior to giving effect to such Excess Cash Flow prepayment. Any prepayments from Excess Cash Flow paid pursuant to this Section 2.05(c) shall be applied as follows: first, in payment of the principal amount of the Term Loan applied against installment payments in inverse order of maturity; and second, to all other Obligations then due and owing.

(d)            Prepayment Premium. If all or any part of the principal balance of the Term Loan is paid on or prior to the second anniversary of the Closing Date for any reason (including, but not limited to, whether voluntary or mandatory (other than, for the avoidance of doubt, (x) scheduled amortization payments required pursuant to Section 2.06(a), (y) mandatory prepayments required pursuant to Section 2.05(c) and (z) any refinancing of the Loans with Lender), the Borrower shall pay to the Lender a prepayment premium equal to one percent (1.00%) of the amount so prepaid (the “Prepayment Premium”). Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise) on or prior to the second anniversary of the Closing Date, the Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Prepayment Premium payable in accordance with this Section 2.05(d) shall be presumed to be equal to the liquidated damages sustained by the Lender as the result of the occurrence of the prepayment of all or any part of the principal balance of the Term Loan, and the Loan Parties agree that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Loan Parties expressly agree that (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lender and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(d), (v) their agreement to pay the Prepayment Premium is a material inducement to the Lender to provide the Term Loan Commitments and make the Term Loan, and (vi) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lender and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lender or profits lost by the Lender as a result of the prepayment of all or any part of the principal balance of the Term Loan.

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(e)            Prepayments Related to Secured Hedge Agreements. Prepayment of the principal amount of the Term Note, in whole or in part, whether voluntary or involuntary, will be subject to payment by Borrower to Lender of all assessments, losses, fees and costs of any kind or nature incurred by Lender under any and all Secured Hedge Agreements by and between Borrower and Lender, which arise, directly or indirectly, as a result of such prepayment. Moreover, at no time during the term of the Term Loan may the then principal balance of the Term Loan be less than the then remaining notional amount of the “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, and any prepayment of the Term Note below the notional amount will require an equivalent reduction in the notional amount under the Secured Hedge Agreements. This prepayment penalty provision is only applicable if the Borrower and Lender have entered into a Swap Contract evidenced by a Secured Hedge Agreement.

2.06         Repayment of the Loans.

(a)            Repayment of Term Loan. Borrower shall make payments of principal on the Term Loan on the dates and in the amounts set forth on Schedule 2.06(a) hereto, and any remaining outstanding principal and interest on the Term Loan shall be due and payable on the Term Loan Maturity Date.

(b)            Repayment of the Non-Revolving Loans. To the extent that any LC Payment is made and a Non-Revolving Loan is advanced in accordance with this Agreement, the Borrower shall repay, on demand, the aggregate principal amount of the Non-Revolving Loan.

2.07         Fees.

(a)            Commitment Fee. Borrower shall pay to Lender a commitment fee on the Closing Date in the amount of Two Hundred Three Thousand and 00/100 Dollars ($203,000.00) in connection with the Loans.

(b)            LC Facility Fees. Borrower shall pay to Lender (a) a fronting fee equal to two percent (2.00%) per annum on the Stated Amount of each Letter of Credit, which fee shall be payable annually, in advance, on the date of issuance and each anniversary thereof so long as such Letter of Credit is outstanding; and (b) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.

2.08         Payments Generally. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by Borrower hereunder shall be made to Lender, at Lender’s office in Dollars and in immediately available funds not later than 2:00 p.m. Central Time on the date specified herein. All payments received by Lender after 2:00 p.m. Central Time, may in the Lender’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, including if any Interest Payment Date shall be a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. The Lender is authorized, at its election and in accordance with the Cash Sweep and Disbursement Agreement, to debit (i) the Debt Service Reserve Account for principal and interest payments as and when due and payable in accordance with this Agreement, and (ii) if any payment required to be made by Borrower hereunder is not made when due and the Debt Service Reserve Account does not have sufficient funds to make such payments, any of the Borrower’s or any other Loan Party’s other deposit accounts at Byline Bank for the payment of such amounts.

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2.09        Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10        Evidence of Debt. The Loans made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall, absent manifest error, be conclusive of the amount of the Loans made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. Simultaneously with the execution and delivery of this Agreement, Borrower shall execute and deliver to Lender (i) the Term Note, which shall evidence Lender’s Term Loan in addition to such accounts and records, and (ii) the Non-Revolving Loan Note, which shall evidence the Non-Revolving Loan Commitments in addition to such accounts and records.

2.11         Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any payment by or on behalf of Borrower is made to Lender or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

Article III
TAXES, RATES & BENCHMARK REPLACEMENT

3.01        Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            All payments of Obligations by Loan Parties shall be made without deduction or withholding for any Taxes, except as required by Law. If a Loan Party is required by any Law to withhold or deduct Taxes from any payment, then the Loan Party, to the extent required by Law, shall be entitled to make such deduction or withholding and shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, in accordance with such Law. In each case, to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(ii)           Without limiting the foregoing, Borrower shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with Law or, at Lender’s option, timely reimburse Lender for payment thereof.

(b)            Tax Indemnification. Borrower shall indemnify and hold harmless each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall make payment within ten (10) days after demand for any amount or liability payable under this Section 3.01. A certificate delivered to Borrower by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.

(c)            Evidence of Payments. If a Loan Party pays any Taxes pursuant to this Section 3.01, then upon request, Borrower, shall deliver to Lender a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Law to report the payment, or other evidence of payment reasonably satisfactory to Lender.

(d)            Treatment of Certain Refunds. If Lender determines in its discretion exercised in good faith that it or another Recipient has received a refund of any Taxes that were indemnified by Borrower or with respect to which Borrower paid additional amounts pursuant to this Section 3.01, Lender shall pay or shall cause the other Recipient to pay to Borrower the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower shall, upon request by Lender, repay to the Recipient any refund amount so paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrower if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Loan Party or other Person.

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(e)            Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations, it shall deliver to Borrower, at the time or times reasonably requested by the Borrower, properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Law as is necessary to enable Borrower to determine whether Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i)(A), (i)(B) and (i)(D) of Section 3.01(e)) shall not be required if Lender believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

(i)            Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

1.	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2.	executed copies of IRS Form W-8ECI;

3.	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

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4.	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Law to permit the Borrower to determine the withholding or deduction required to be made;

(D)            If payment of any Obligation to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), Lender shall deliver to Borrower at the time(s) prescribed by law and otherwise as reasonably requested by Borrower such documentation prescribed by Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for them to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date hereof.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

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(f)            Documentation. Without limiting the foregoing, Lender shall deliver to Borrower, from time to time upon reasonable request, executed originals of IRS Form W-9, certifying that Lender is exempt from U.S. federal backup withholding Tax. If payment of any Obligation to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), Lender shall deliver to Borrower at the time(s) prescribed by law and otherwise as reasonably requested by Borrower such documentation prescribed by Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for them to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date hereof. If any form or certification delivered by Lender pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, Lender shall update the form or certification or notify Borrower in writing of its inability to do so.

3.02        Rates; Benchmark Replacement.

(a)            Rates. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR or any replacement rate thereto, including whether the replacement rate will produce the same value or economic equivalence of, or have the same volume or liquidity as the Term SOFR prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any conforming changes made to a replacement rate. Lender may select information sources or services in its reasonable discretion to ascertain Term SOFR or a replacement rate, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(b)            Benchmark Replacement. If at any time Lender determines, in Lender’s sole discretion, that Term SOFR has ceased, will cease, or is not, or as of a specified future date, will not be representative or in compliance with IOSCO Principles for Financial Benchmarks, then, at Lender’s option, Lender may establish a new index, in Lender’s sole discretion, which may be adjusted by Lender to include any different spread or margin (as so adjusted, the “Replacement Index”). Lender will notify Borrower in writing (a “Transition Notice”) setting forth the Replacement Index, the new applicable rate, the date the same will become effective (the “Term SOFR Transition Date”) and the manner in which the applicable rate will be periodically reset (which shall be no less than once each month) based upon changes in the Replacement Index. The Term SOFR Transition Date will be no sooner than ten (10) days following the Transition Notice. Notwithstanding the foregoing and unless there is an interest rate swap or other hedging instrument in place in connection with this Agreement, if the Replacement Index is less than zero, then the Replacement Index shall be deemed to be zero.

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(c)            Increased Term SOFR Funding Costs. If, after the date hereof, the introduction of, any Change in Law would impose or increase reserve requirements (other than as taken into account in the definition of Term SOFR) or otherwise increase the cost to Lender of making or maintaining the Loans, then Borrower shall from time to time within fifteen (15) days after notice and demand from Lender (together with the certificate referred to in the next sentence) pay to Lender additional amounts sufficient to compensate Lender for such increased cost; provided, that Borrower shall not be liable to pay for any such amounts incurred or accrued more than one hundred eighty (180) days prior to the date on which notice of the event giving rise to the obligation to make such payment is given to Borrower (provided that this limitation shall not apply to increased costs arising out of the retroactive application of any Change in Law which arises during such one hundred eighty (180) day period). A certificate as to the amount of such cost prepared in good faith and showing with reasonable backup detail the basis of the computation of such cost submitted by Lender to Borrower shall, save for manifest error, be presumptive evidence of the matters set forth therein. Lender agrees that, as promptly as is practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 3.02(c).

(d)            Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section 3.02 shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate Lender for any increased costs or reductions suffered more than nine (9) months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender notifies Borrower of the applicable Change in Law and of Lender’s intention to claim compensation therefor.

(e)            Mitigation. If Lender requests compensation under Section 3.02, or if Borrower is required to pay any Indemnified Taxes or additional amounts under Section 3.01, then at the request of Borrower, Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.03         Survival. All of Borrower’s obligations under this Article III shall survive the termination of the Loan Documents, the termination of the Term Loan Commitment and the Non-Revolving Loan Commitment, the payment in full of the Loans, and the repayment, satisfaction or discharge of all the other Obligations (other than contingent indemnification obligations not then due and Bank Product Debt not then due and payable).

Article IV
CONDITIONS PRECEDENT

4.01         Conditions Precedent to Closing, Term Loan, Letters of Credit and Non-Revolving Loans. This Agreement shall become effective upon, and the obligation of Lender to make the Term Loan, any requested Non-Revolving Loan hereunder and the obligation of Lender to issue any Letter of Credit is subject to satisfaction of the following conditions precedent:

(a)            Loan Documents. Lender shall have received all executed counterparts of this Agreement, the Collateral Documents, the Term Note, the Non-Revolving Loan Note and any other Loan Document (including, for the avoidance of doubt, Subordinated Notes Subordination Agreement, but excluding the Series B Subordination Agreement, which shall be delivered post-closing in accordance with Schedule 6.26), each of which shall be (i) originals or copies (followed promptly by originals) unless otherwise specified, (ii) properly executed by an Authorized Employee of Borrower, each Guarantor or any other party thereto, dated as of the Closing Date and (iii) in form and substance satisfactory to Lender;

(b)            Organizational Documents, Resolutions, Etc.. Lender shall have received certificates from an Authorized Employee of Borrower and each Corporate Guarantor (each of which shall be originals or copies (followed promptly by originals), in form and substance reasonably satisfactory to Lender) certifying (i) the identity, authority and capacity of each Authorized Employee thereof authorized to act as an Authorized Employee in connection with this Agreement and the other Loan Documents to which Borrower or such Guarantor is a party or is to be a party and (ii) that attached thereto are true, correct and complete copies of (A) the Organizational Documents of Borrower and such Guarantor (including all amendments thereto), which in the case of the certificate or articles of incorporation or organization (as the case may be) shall be certified as of a recent date by the appropriate Governmental Authority in the jurisdiction of incorporation or formation, (B) resolutions duly adopted by the board of directors or board of managers (or appropriate equivalent governing body) of Borrower and such Guarantor authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower and such Guarantor is a party or is to be a party and (C) certificates of good standing for such Loan Party, evidencing that such Loan Party is in good standing and qualified to engage in business in the jurisdiction of incorporation or formation, certified as of a recent date by the appropriate Governmental Authority (to the extent that any such Governmental Authority provides such certificates in the applicable jurisdiction);

(c)            Closing Certificate. Lender shall have received a closing certificate signed by an Authorized Employee of Borrower, in form and substance satisfactory to Lender, (i) either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by Borrower and the validity against Borrower of the Loan Documents, the absence of which would reasonably be expected to have a Material Adverse Effect, and certifying that any such consents, licenses and approvals are in full force and effect, or (B) certifying that no such consents, licenses or approvals are so required, (ii) certifying that there has been no event or circumstance (or series thereof) since date of the Interim Financial Statements that has had or would be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect, (iii) after giving effect to the Term Loans and the Non-Revolving Loans and the transactions hereunder, (a) Borrower is Solvent and the Loan Parties and their Subsidiaries, taken as a whole, are Solvent; (b) the representations and warranties set forth in Article V are true and correct in all material respects (except for those representations and warranties that are qualified by materiality, Material Adverse Effect or a dollar basket in which case such representations and warranties shall be true and correct in all respects); provided, that representations and warranties made as of a particular date shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, Material Adverse Effect or a dollar basket in which case such representations and warranties shall be true and correct in all respects) as of such date; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof and after giving effect to the funding of the Loans on the Closing Date;

(d)            Legal Opinions. Lender shall have received favorable opinions of counsel to the Loan Parties (which shall provide for all permitted assignees of Lender to rely on such opinion after the Closing Date), addressed to and in form and substance reasonably satisfactory to Lender, as to the authority, legality, validity, binding effect, and enforceability of the Loan Documents and any other matters concerning the Loan Parties (as applicable), the Loan Documents and the Collateral as Lender may reasonably request;

(e)            Collateral. Lender shall have received each of the following, in form and substance reasonably satisfactory to it:

 (i)            Lien Searches. Lender shall have received a lien search report from the appropriate filing officers of the State (and county, if applicable) in which any Collateral is located, a litigation report indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Liens) are of record or on file encumbering any portion of the Collateral, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower or Guarantors, other than Permitted Liens or those otherwise acceptable to Lender;

 (ii)           Filings and Recordings. All financing statements, in proper form for filing under the UCC of all jurisdictions that Lender may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, the Pledge Agreement and the other Collateral Documents covering the Collateral described in said agreements, and other filings and recordings against Borrower and Guarantors that are necessary to perfect the security interests for the benefit of Lender in the Collateral, together with evidence reasonably satisfactory to Lender that upon such filings and recordings, such security interests constitute valid and perfected first-priority Liens thereon (subject only to Permitted Liens); and

 (iii)          Other Actions. Evidence that all other actions that Lender may deem necessary or desirable in order to create and perfect the Liens created or intended to be created under the Security Agreement, the Pledge Agreement and the other Collateral Documents have been taken, including the payment of all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)             Insurance. Lender shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrower, all in compliance with the Loan Documents, together with evidence that Lender has been named (i) in respect of property and casualty insurance, as a lender’s loss payable and (ii) in respect of general liability insurance, additional insured on all related insurance policies;

(g)            Financial Statements. Lender shall have received the Interim Financial Statements;

(h)            Subordinated Debt Documents; Pollen Street Equity Documents. Lender shall have received copies of and be satisfied with the Subordinated Notes and the Pollen Street Equity Documents;

(i)             Pro Forma Compliance with Financial Covenants; Closing Date EBITDA and Liquidity. Lender shall have received satisfactory evidence (including delivery of financial statements) that (i) Borrower is in pro-forma compliance with all of the financial covenants set forth in Section 7.14; (ii) EBITDA for the twelve month period ended July 31, 2024 shall not be less than Three Million Nine Hundred Thousand and 00/100 Dollars ($3,900,000.00); and (iii) Borrower has Liquidity (after giving effect to the use of the proceeds and the other transactions occurring on the Closing Date) of at least Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00);

(j)             Payoff of Existing Credit Facilities. Lender shall have received evidence (including, without limitation, complete and final payoff letters and drafts of UCC termination statements) satisfactory to Lender that all Existing Credit Facilities (other than Indebtedness permitted under Article VII hereof) has been or will be satisfied as of the Closing Date upon the issuance of the Term Loan to be made on the Closing Date;

(k)            A/P Reserve Account. The Borrower shall deposit One Million and 00/100 Dollars ($1,000,000.00) into the A/P Reserve Account.

(l)             Fees and Expenses. Borrower shall have, simultaneously with the funding of the Loans, paid to Lender all fees required to be paid to it on or before the Closing Date, including all reasonable and documented fees, charges and disbursements of counsel to Lender (directly to such counsel if requested by Lender) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender; and

(m)            PATRIOT Act. Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by Lender not less than three (3) Business Days prior to the Closing Date.

4.02         Conditions to all Credit Extensions.

The obligation of Lender to fund the Term Loan, or issue any Letter of Credit to or for the benefit of the Borrower, is subject to the following conditions precedent:

(a)            The representations and warranties contained in Article V or any other Loan Document, or which are contained in any of the financial statements from time to time furnished pursuant hereto or thereto, shall be true and correct in all material respects on and as of the date of such Committed Loan Notice (and the date of the applicable advance) with the same effect as if made on and as of such date (except that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (ii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01);

(b)            No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(c)            No event shall have occurred or circumstances exist that has or would reasonably be expected to have a Material Adverse Effect;

(d)            With respect to a Letter of Credit issuance, all LC Conditions shall be satisfied; and

(e)            Lender shall have received a Committed Loan Notice in accordance with the requirements hereof, which Committed Loan Notice shall be deemed to be a representation and warranty by Borrower that the conditions specified in Sections 4.02(a)-(d) have been satisfied on and as of the date of the Term Loan or issuance of any Letter of Credit.

Article V
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

5.01         Existence, Qualification and Power. Each Loan Party (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has (i) all requisite company power and authority and (ii) all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clause (b)(ii)(A) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02         Authorization; No Contravention; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, has been duly authorized by all necessary corporate action, and does not and will not (a) contravene the terms of each such Loan Party’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contract to which each such Loan Party is a party or affecting any Loan Party or the real property Collateral (or any portion thereof) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or the real property Collateral (or any portion thereof) is subject; or (c) violate any Law. Each Loan Document to which any Loan Party is a party is a legal, valid and binding obligation of such Loan Party party thereto, enforceable against such Loan Party party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

5.03         Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against the Loan Parties (as applicable) of this Agreement or any other Loan Document, (b) the grant by the Loan Parties (as applicable) of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection, maintenance or enforcement of the Liens created under the Collateral Documents (including the first priority nature thereof), except, (i) as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents, or (iii) with respect to Persons other than Governmental Authorities, to the extent the absence thereof would not reasonably be expected to result in a Material Adverse Effect.

5.04         Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Loan Parties (as applicable). This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Loan Parties (as applicable), enforceable against each such the Loan Parties (as applicable) in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or by equitable principles.

5.05         Financial Statements; No Material Adverse Effect.

(a)            Each of the financial statements delivered pursuant to Section 6.01(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Loan Parties as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Loan Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP.

(b)            Each of the financial statements delivered pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Loan Parties as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)            Since the date of the quarterly report on Form 10-Q for the Fiscal Quarter ended June 30, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06         Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened (in writing), at law, in equity, in arbitration or before any Governmental Authority, by or against any the Loan Parties or against any of the Collateral that (a) challenges the validity of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07         No Default. No event or circumstance has occurred and is continuing that constitutes a Default or Event of Default. No Loan Party is in default, and no event or circumstance has occurred and is continuing that with the passage of time or giving of notice would constitute a default with respect to any Material Contract. There is no basis upon which any party (other than any Loan Party) could terminate a Material Contract prior to its scheduled termination date. No Default would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08         Insurance. The Collateral and other property of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any the Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar property in localities where any Loan Party operates and in accordance with any applicable requirements of the Collateral Documents.

5.09         Taxes. Each Loan Party has filed all federal and state income tax returns and other material tax returns and reports required to be filed, and has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being Properly Contested. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

5.10         ERISA Compliance.

(a)            Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except to the extent that such non-compliance would not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code either (i) has obtained from the IRS a favorable determination letter from the IRS as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred, or (ii) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred that would reasonably be expected to cause the loss of such qualification and, except as could not reasonably be expected to result in a Material Adverse Effect, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)            Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)            (i)  No ERISA Event has occurred that will or would be reasonably expected to result in a Material Adverse Effect for any Loan Party, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that could result in a Material Adverse Effect; (ii) any Loan Party and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained by such Loan Party; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date and result in a Material Adverse Effect; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums and other than such liabilities as, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and there are no premium payments which have become due that are unpaid that could reasonably be expected to result in a Material Adverse Effect; (v) except as could not reasonably be expected to result in a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) except as could not reasonably be expected to result in a Material Adverse Effect, (A) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and (B) no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            No Loan Party maintains or contributes to, nor does any Loan Party have any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.10 hereto; and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.11         Subsidiaries; Equity Interests. As of the Closing Date, Holdings and Borrower have no Subsidiaries and have no Equity Interests in any other Person other than those specifically disclosed in Schedule 5.11. All issued and outstanding Equity Interests of Holdings, Borrower and each of their Subsidiaries are duly authorized and validly issued, if applicable, fully paid, non-assessable and free and clear of all Liens other than those in favor of Lender, and such Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Equity Interests of Holdings, Borrower or any of their Subsidiaries (if any).

5.12         Federal Regulations; Investment Company Act.

(a)            No Loan Party is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by the Loan Parties to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

(b)            No Loan Party is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Law regarding its authority to incur Indebtedness.

5.13         Disclosure. No report, financial statement, certificate or other information furnished by or on behalf of Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, to Borrower’s actual knowledge, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, taken as a whole, not misleading; provided that, with respect to projected financial and other forward-looking information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts, estimates, pro forma information, projections and other forward-looking information (a) are as to future events and are not to be viewed as facts, (b) are subject to significant uncertainties and contingencies, many of which are outside of any Loan Party’s control, (c) that no assurance can be given that any particular result will be realized and (d) that actual results during the period or periods covered by such forecasts, estimates, pro forma information, projects and other forward-looking information may differ significantly from the projected results and such differences may be material).

5.14         Compliance with Laws.

(a)            Each Loan Party has duly complied, and its business operations is in compliance, in all material respects with all Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Loan Party under any material Law.

(b)            Except as disclosed on Schedule 5.14, no Loan Party’s past or present operations, real properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Materials or environmental clean-up that could reasonably be expected to have a Material Adverse Effect. No Loan Party has received any notice regarding an Environmental Liability that could reasonably be expected to have a Material Adverse Effect. No Loan Party has any Environmental Liability on any real property now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect.

5.15         Solvency. The Loan Parties and their Subsidiaries, taken as a whole, is Solvent and will be Solvent, after incurring the Loans.

5.16         Collateral Documents. The security interest granted pursuant to the Security Agreement constitutes a valid and continuing perfected security interest in favor of Lender in the following described “Collateral” thereunder subject to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filing of such financing statements, (ii) with respect to any deposit account, the execution of control agreements or Lender becoming the host depository bank with respect to such deposit accounts, (iii) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings having been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, (iv) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Lender over such letter-of-credit rights, and (v) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Lender over such electronic chattel paper.

5.17         Deposit Accounts. As of the Closing Date, there are no Deposit Accounts held by the Loan Parties, other than those identified on Schedule 5.17 hereto.

5.18         Bank Secrecy Act; OFAC Representations and Warranties.

(a)            As of the date of this Agreement, each Loan Party is and, during the term of this Agreement shall remain, in full compliance with all applicable laws and regulations of the United States that prohibit, regulate or restrict financial transactions, including but not limited to, conducting any activity or failing to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the Money Laundering Control Act, 18 U.S.C. 1956, 1957, or the Bank Secrecy Act, 31 U.S.C. 5311 et seq. and any amendments or successors thereto and any applicable regulations promulgated thereunder.

(b)            Each Loan Party represents and warrants that: (a) neither it, nor any of its owners, officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (b) it is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and (c) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

(c)            Each Loan Party acknowledges that it understands and has been advised by its own legal counsel on the requirements of the applicable laws referred to above, including the Money Laundering Control Act, 18 U.S.C. 1956, 1957, the Bank Secrecy Act, 31 U.S.C. 5311 et seq., the applicable regulations promulgated thereunder, and the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq.

(d)            No Loan Party is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Loan Party nor any of its Affiliates is in violation of, nor will the use of the Loans violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

5.19         Business Loan. The Loans, including the interest rate, fees and charges as contemplated hereby (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are exempted transactions under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed will not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Loan Parties or any property securing the Loans.

5.20         Principal Place of Business; Location of Collateral. The principal place of business and books and records of the Loan Parties is set forth in Schedule 9.02, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 5.20, as amended from time to time by notice from Borrower to Lender, and Borrower shall promptly notify Lender of any change in such locations. Each Loan Party will not remove or permit the Collateral to be removed from such locations without the prior written consent of Lender, except for inventory sold in the usual and ordinary course of such Loan Party’s business and Collateral: (i) that is in-transit, (ii) that is worn-out or obsolete, (iii) that is out for repair, or (iv) that is used by and in the possession of employees in the performance of their duties as an employee.

5.21         Patents, Trademarks and Licenses; Permits. The Loan Parties possess (either directly or via a legally enforceable license) adequate assets, licenses, permits, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names, governmental approvals or other authorizations, and other rights that legally are reasonably necessary for it to continue to conduct its business as conducted currently, other than those for which the failure to so possess would not reasonably cause a Material Adverse Effect. All material licenses, permits, patents, patent applications, registered copyrights, service marks, trademarks, trademark applications, trade styles, trade names, and governmental approvals or authorizations, in each case, as of the Closing Date are listed on Schedule 5.21. The Loan Parties have obtained all material authorizations, consents, approvals, licenses, permits, exemptions of, or filings or registrations with all commissions, boards, bureaus, agencies, and instrumentalities reasonably necessary to carry on its business activities as contemplated currently, for the valid execution, delivery, and performance by the Loan Parties of this Agreement, and to effectuate the transactions contemplated by this Agreement and the other Loan Documents.

5.22         Subordinated Documents. The subordination provisions of each Subordination Agreement are enforceable against the respective counterparties to such Subordination Agreement. The Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in each Subordination Agreement. Borrower acknowledges that Lender is entering into this Agreement and is providing the Loans in reliance upon the subordination provisions of each Subordination Agreement and this Section 5.22.

5.23         Broker-Dealer.

(a)            (i) Each Broker-Dealer Subsidiary is duly registered as a broker or dealer with the SEC under the Securities Exchange Act of 1934, is a member of FINRA and such other self-regulatory organizations of which it is required to be a member in order to conduct its business as currently conducted, and is duly registered under state Laws. There is no proceeding pending or threatened in writing with respect to the suspension, revocation, or termination of any such registrations and the termination or withdrawal of any such registrations is not contemplated by Holdings, the Borrower or any such Broker-Dealer Subsidiary.

 (ii) Each Broker-Dealer Subsidiary is in compliance in all material respects with the applicable provisions of the Securities Exchange Act of 1934 and all applicable rules of FINRA and such other self-regulatory organizations.

 (iii) All natural persons associated with each Broker-Dealer Subsidiary required to be registered or licensed with FINRA or with any other self-regulatory organization or other Governmental Authority are duly registered or licensed.

(b)            To the knowledge of the Borrower, none of the Broker-Dealer Subsidiaries or any such Person’s “associated persons” (as defined in Section 3(a)(18) of the Securities Exchange Act of 1934) who are required to be registered as such, is currently subject to a statutory disqualification as defined in Section 3(a)(39) of the Securities Exchange Act of 1934 except for such statutory disqualifications which (i) have been waived by the SEC or (ii) are the subject of an MC-400 or MC-400A approved by FINRA.

(c)            The information contained in the currently effective Form BD (the uniform application for broker-dealer registration) of each Broker-Dealer Subsidiary and any amendments thereto filed with the SEC and FINRA by any such Person, was, at the time of filing, complete and accurate in all material respects.

(d)            No Broker-Dealer Subsidiary has received a notice from the SEC, FINRA, or any other Governmental Authority, self-regulatory organization or securities exchange of any alleged rule violation or other circumstance which could reasonably be expected to have a Material Adverse Effect.

(e)            No governmental authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for the exercise by the Lender of its rights under the Loan Documents.

5.24         Material Contracts. Borrower is not in default (after giving effect to any applicable grace or cure periods) of any of its obligations under any Material Contract.

5.25         Trade Relations. There exists no actual or threatened in writing termination, limitation or modification of any business relationship between any Loan Party and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of any Loan Party. There exists no condition or circumstance that could reasonably be expected to have a Material Adverse Effect on the ability of Loan Parties, taken as a whole, to conduct their business at any time hereafter in substantially the same manner as conducted on the Closing Date.

5.26         Labor Relations. Except as set forth on Schedule 5.26, as of the Closing Date no Loan Party is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no grievances, disputes or controversies with any union or other organization of any Loan Party’s employees, or, to each Loan Party’s knowledge, any asserted or threatened (in writing) strikes, work stoppages or demands for collective bargaining, in each case that would reasonably be expected to have a Material Adverse Effect.

5.27         EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

5.28         Brokers. As of the Closing Date, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

5.29         Surety Obligations. No Loan Party is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

5.30         Holdings. Holdings has not engaged in any activities other than acting as a holding company and transactions incidental thereto and holds no assets other than all of the issued and outstanding Equity Interests of Borrower.

5.31         Investment Advisor. Each Investment Advisor Subsidiary is duly registered as an “investment adviser” under the Investment Advisers Act of 1940 and under the applicable laws of each state in which such registration is required in connection with the investment advisory business of the Company.

Article VI
AFFIRMATIVE COVENANTS

So long as Lender shall have the Term Loan Commitment, any Non-Revolving Loan Commitment, the Term Loan, any Non-Revolving Loan or other Obligation (other than contingent indemnification obligations not then due and Bank Product Debt not then due and payable) hereunder shall remain unpaid or unsatisfied, Borrower shall, and shall cause each Loan Party to:

6.01         Financial Statements. Deliver to Lender or cause to be delivered to Lender, in form and detail reasonably satisfactory to Lender (a)      as soon as available, but in any event within one hundred fifty (150) days after the end of each Fiscal Year of Parent and the Loan Parties, commencing with the Fiscal Year ending December 31, 2024, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Parent and the Loan Parties, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year; provided that, the Borrower may satisfy this requirement by Parent filing its annual report on Form 10-K within one hundred fifty (150) days after the end of such Fiscal Year of Parent and the Loan Parties;

(b)            as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2024, company prepared consolidated balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and the Loan Parties, certified by an Authorized Employee of Borrower and prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such quarter and period, subject to normal year-end adjustments and the absence of footnotes; provided that, the Borrower may satisfy this requirement by Parent filing its quarterly report on Form 10-Q within forty-five (45) days after the end of such Fiscal Quarter of Parent and the Loan Parties;

(c)            as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Month, commencing with the Fiscal Month ending December 31, 2024 (other than the Fiscal Months ending December 31, 2024, which shall be sixty (60) days), company prepared consolidated balance sheets as of the end of such Fiscal Month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and the Loan Parties, certified by an Authorized Employee of Borrower and prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes; provided that, so long as no Default or Event of Default has occurred and is continuing under this Agreement or any other Loan Document, the Borrower shall not be required to deliver the financial statements set forth in this Section 6.01(c) on or after January 31, 2025;

(d)            a copy of the quarterly assets under management report of Parent and the Loan Parties contemporaneously with the filing of the quarterly report on Form 10-Q and the annual report on Form 10-K;

(e)            as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Loan Parties, commencing with the Fiscal Year ending December 31, 2024, (i) an annual budget of Parent and the Loan Parties for the next Fiscal Year; and (ii) projections with respect to balance sheets, results of operations and cash flow for the next Fiscal Year, month by month, in each case on a consolidated basis for Parent and the Loan Parties.

(f)            as soon as available, but in any event within forty five (45) days after the end of each Fiscal Quarter of the Loan Parties (other than the Fiscal Quarter ending on December 31, 2024, which shall be ninety (90) days), or more frequently if requested by Lender during the continuance of an Event of Default, commencing with the Fiscal Quarter ending on December 31, 2024, (i) a duly completed Compliance Certificate signed by an Authorized Employee of Borrower (which delivery may, unless Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes); (ii) a schedule of Deposit Accounts maintained by the Loan Parties (other than the Deposit Accounts maintained with the Lender); and (iii) a detailed list of any legal and regulatory matters resulting in liability to the Borrower in an amount equal to or greater than Five Hundred Thousand and 00/100 Dollars ($500,000.00); and

(g)            as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Broker-Dealer Subsidiaries, commencing with the Fiscal Year ending December 31, 2024, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for the Broker-Dealer Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year.

6.02         Certificates; Other Information. Deliver to Lender, in form and detail reasonably satisfactory to Lender:

(a)            within ten (10) Business Days after any written request by Lender, copies of any detailed audit reports submitted to the managers or members of the Loan Parties by independent accountants in connection with the accounts or books of any such Person, or any audit of any such Person; and

(b)            within ten (10) Business Days after any written request by Lender, such additional information, including reports or statements, regarding the business, financial or corporate affairs of the Loan Parties, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

6.03         Notices. Promptly, but in any event not later than five (5) Business Days of any Loan Party’s knowledge thereof, notify Lender:

(a)            of the occurrence of any Default or Event of Default;

(b)            of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)            of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect;

(d)            of any violation or asserted violation of any Law (including ERISA or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect;

(e)            of any default under or termination of a Material Contract;

(f)            of the discharge of or any withdrawal or resignation by Borrower’s or Holdings’ independent accountants;

(g)            of the threat (in writing) or the commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would reasonably be expected to have a Material Adverse Effect; and

(h)            of any judgment against any Loan Party in an amount exceeding the Threshold Amount.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of an Authorized Employee of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04         Payment of Obligations. Pay and discharge as the same shall become due and payable, all of its material obligations and liabilities, including all material (a) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; (b) lawful claims which, if unpaid, would by law become a Lien (other than Permitted Liens) upon any of its property; and (c) Indebtedness with a principal amount in excess of the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05         Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or the equivalent) under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06         Maintenance of Properties. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of the Collateral and its other material assets and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07         Maintenance of Insurance.

(a)            Maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief and other risks and in amounts as is customarily carried by companies engaged in similar businesses in similar localities where such Loan Party operates with financially sound and reputable insurers. From time to time upon reasonable request, Borrower shall promptly deliver to Lender certified copies of its insurance policies and updated flood plain searches; provided however, that Lender will only request Borrower maintains flood insurance and delivers updated flood plain searches if and to the extent that there is fee-owned real property included in the Collateral. Unless Lender shall agree otherwise, subject to Section 6.08, each policy shall include satisfactory endorsements (i) in respect of property and casualty insurance, showing Lender as (A) mortgagee and lender’s loss payable (where applicable) or (B) lender’s loss payable; (ii) in respect of general liability insurance, showing Lender as an additional insured; (iii) requiring thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever (other than for non-payment of premium in which ten (10) day notice is required); and (iv) in respect of property and casualty insurance, specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If Borrower fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrower therefor. While no Event of Default exists, Borrower may settle, adjust or compromise any insurance claim. If an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.

(b)            Any proceeds of insurance (other than proceeds from workers’ compensation, E&O or D&O insurance or cyber insurance to the extent such proceeds are payable to third-party customers) and any awards arising from condemnation of any Collateral shall, subject to clause (c) below, be paid to Lender, in each case, to the extent such proceeds are in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any Fiscal Year. Subject to clause (c) below, any proceeds or awards in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any Fiscal Year shall be applied to the Obligations in such order as determined by Lender in its sole discretion.

(c)            If requested by Borrower in writing within fifteen (15) days after receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Collateral, in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any Fiscal Year, Borrower may use such proceeds or awards to repair or replace such Collateral as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded within twelve (12) months of such request; (iii) to the extent applicable, replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; and (iv) the repaired or replaced property is free of Liens, other than Permitted Liens.

(d)            Pursuant to the requirements of the Illinois Collateral Protection Act (815 ILCS 180/1), Borrower is hereby notified as follows: Unless the Borrower provides the Lender with evidence of the insurance coverage required by this Agreement, or any of the other Loan Documents, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral. This insurance may, but need not protect Borrower’s interests. The coverage the Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement, or any of the other Loan Documents. If Lender purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and any other charges that Lender may lawfully impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the total outstanding Indebtedness. The costs of the insurance may be more than the cost of insurance that Borrower may be able to obtain on their own.

6.08         Compliance with Laws. Comply with all Laws, including ERISA, Environmental Laws, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all governmental approvals necessary to the ownership of its Collateral or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.

6.09         Books and Records. (a) Maintain proper books of records and accounts, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party, as the case may be; and (b) maintain such books of records and accounts in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party, as the case may be.

6.10         Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any of the Collateral, to examine the Loan Parties’ company, corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers, and, so long as a senior member of management of the Borrower is present, its independent public accountants, all at the reasonable expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided that so long as no Event of Default exists, such visits shall be limited to one (1) visit per year at the expense of Borrower; provided further that when an Event of Default exists, Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to Lender (or its respective representatives or contractors) is prohibited by law or any binding agreement not created in contemplation thereof or (b) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.11         Use of Proceeds. Use the proceeds of the Term Loan to refinance the Existing Credit Facilities and pay fees and expenses in connection with the negotiation of this Agreement and the other Loan Documents and use the proceeds of the Non-Revolving Loans solely to reimburse Lender with respect to any LC Payments.

6.12         Taxes. Pay and discharge all federal, state, income and other material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

6.13         Further Assurances. Promptly upon request by Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require (taking into account the applicable laws and customs in a particular jurisdiction) from time to time in order to carry out more effectively the purposes of the Loan Documents and (i) to the fullest extent permitted by applicable Law, subject such Loan Party’s properties, assets, rights or interests (other than Excluded Property, as defined in the Security Agreement) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party is a party.

6.14         Depository Relationship. Maintain Lender as its exclusive depositary bank (except for deposit accounts referenced on Schedule 5.17, which such accounts and all other accounts (other than any custodial accounts (including, without limitation, any National Securities Clearing Corporation clearing accounts and participant accounts)) of the Advisory Entities and the Broker-Dealer Subsidiaries shall be transitioned to Lender within one hundred twenty (120) days of the Closing Date (or such later date agreed to by Lender in its sole and absolute discretion)); provided that, the Borrower shall not be required to transition the KeyBank Deposit Accounts to the Lender, but instead, shall be required to deliver to the Lender, within one hundred twenty (120) days of the Closing Date, Control Agreements related to the KeyBank Deposit Accounts.

6.15         Joinder of New Subsidiaries; Covenant to Give Security.

Promptly after any Person becomes a direct or indirect domestic Subsidiary of Holdings, Borrower or any other Loan Party, Borrower shall promptly notify Lender thereof in writing (including the legal name and jurisdiction of formation of such Subsidiary) and, in each case within thirty (30) days thereafter (or such later date as agreed to by the Lender) and at Borrower’s sole cost and expense, Borrower shall:

(a)            cause such Person to become a co-borrower to this Agreement by duly executing and delivering to Lender a joinder, supplement or such other document as Lender shall deem appropriate for such purpose (in form and substance acceptable to Lender);

(b)            cause such Person to become a party as a grantor to the Security Agreement by duly executing and delivering to Lender a joinder, supplement or such other document as Lender shall reasonably deem appropriate for such purpose (in form and substance reasonably acceptable to Lender);

(c)            cause such Person to deliver to Lender those items and instruments of the type specified in Section 4.01(e), securing the payment of all Obligations under the Loan Documents;

(d)            cause such Person to deliver to Lender documents of the type referred to in Section 4.01(b);

(e)            upon the request of Lender, deliver to Lender a signed copy of a favorable opinion of counsel for such Subsidiary, which shall be addressed and reasonably acceptable to Lender and in scope substantially consistent with the opinion delivered to Lender on the date hereof; and

(f)            upon the request of Lender, execute and deliver to Lender (or cause the direct parent of any indirect Subsidiary to execute and deliver to Lender) a pledge agreement (or a supplement or addendum to the Pledge Agreement) in form and substance reasonably acceptable to Lender, whereby Holdings, Borrower or any other Loan Party (or such direct parent) pledges all of the Equity Interests in the applicable Subsidiary as additional collateral for the Obligations.

6.16         Collateral Access Agreements. For the properties located at 425 N. Martingale Road, Suite 1220, Schaumburg, Illinois 60173 and 80 State Street, Albany, New York 12207 (collectively, the “Existing Material Locations”), the Borrower shall use commercially reasonable efforts to obtain a Collateral Access Agreement executed by the applicable Loan Party, as the case may be, and each landlord, warehouseman or other bailee with respect thereto. Such Collateral Access Agreements shall be delivered to Lender within ninety (90) days after the Closing Date. After the date of this Agreement, (a) if any of the Existing Material Locations are replaced and the applicable Loan Party enters into a new lease, and (b) whenever any Loan Party enters into a new lease for a location where such Loan Party maintains material back-office operations (each such location in sub-section (a) and sub-section (b) being referred to as a “Material Location”), each such party shall use commercially reasonable efforts to obtain a Collateral Access Agreement with respect to such new Material Location contemporaneously with the execution of such new lease.

6.17         Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of their businesses.

6.18         Anti-Corruption Laws. Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.19         Limitations on Activities of Holdings. Notwithstanding any provisions in this Agreement or any other Loan Document to the contrary, cause or permit Holdings to: (a) conduct any business operations other than owning, directly or indirectly, the Equity Interests of Borrower and its Subsidiaries; (b) have any liabilities other than its obligations under the Loan Documents and payroll, tax and other liabilities in the ordinary course of business and any administrative expense (including fees of accountants and other professionals and travel expenses, reimbursement obligations and indemnities) incurred in connection with the foregoing or clause (c) below; or (c) own, hold or lease any operating assets; provided that the foregoing clauses (a)-(c) shall not prohibit (i) Holdings’ ownership of the equity interests of Borrower and its Subsidiaries and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance) and (iii) the performance of its obligations with respect to the transactions contemplated by the Loan Documents.

6.20         Status under Securities Laws.

(a)            Cause each Broker-Dealer Subsidiary (i) to maintain its status as a registered “broker/dealer” under the Securities Exchange Act of 1934 and under the laws of each state in which such registration is required in connection with the business of such Broker-Dealer Subsidiary and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and (ii) to maintain its membership in FINRA.

(b)            Cause each Investment Advisor Subsidiary to maintain its status as a registered “investment adviser” under (i) the Investment Advisers Act of 1940 and (ii) under the laws of each state in which such registration is required in connection with the investment advisory business of such Investment Advisor Subsidiary.

6.21         Regulatory Matters. Cause each Broker-Dealer Subsidiary to:

(a)            Take all reasonable action to maintain all rights, privileges, broker-dealer licenses and memberships and broker-dealer registrations necessary in the normal conduct of such Person’s business and where a failure to obtain such license, membership or registration would be likely to have a Material Adverse Effect;

(b)            Comply with all rules and regulations of the SEC and FINRA applicable to such Person (including such rules and regulations dealing with net capital requirements) and, to the extent applicable to such Person, all similar, equivalent or comparable foreign statutes, rules, regulations and other regulatory requirements; and

(c)            At all times, maintain net capital in an amount not less than that required by the Net Capital Rule.

6.22         Registration; Qualification. Each Broker-Dealer Subsidiary must maintain its registration or comparable qualification with its applicable Examining Authority.

6.23         Advisory Entities Accounts. Borrower shall cause the Advisory Entities to deposit all of the Advisory Fee Revenue, or transfer all of the Advisory Fee Revenue at the Custodians that are due and payable to the Advisory Entities, into the Advisory Entities Accounts in accordance with the Cash Sweep and Disbursement Agreement.

6.24         View-Only Access Rights. Borrower shall cause each of the Advisory Entities to provide the Lender with view only access (or other means reasonably satisfactory to the Lender) of such Advisory Entity’s deposit accounts.

6.25         A/P Reserve Account. On or before March 1, 2025, Borrower shall enter into a final payment settlement agreement with the law firms that it is indebted to and reduce the Aged A/P by at least twenty five percent (25%) and provide a copy of such settlement agreement to the Lender. If the Borrower fails to reduce the Aged A/P by at least twenty-five percent (25%) by such date, then the Borrower shall immediately, but no later than two (2) Business Days after March 1, 2025, disburse an additional Five Hundred Thousand and 00/100 Dollars ($500,000.00) into the A/P Reserve Account, whereby the amount of the A/P Reserve Account shall equal One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00). Upon the reduction of the Aged A/P by twenty-five percent (25%), the Borrower shall be permitted to utilize the funds in the A/P Reserve Account for additional payments and/or settlements to further reduce the Aged A/P.

6.26         Post-Closing Covenants. Notwithstanding the conditions precedent in Section 4.01 above, Borrower shall satisfy the requirements and/or provide to Lender each of the documents, instruments, agreements and information set forth on Schedule 6.26, in form and substance reasonably acceptable to Lender, on or before the date specified for such requirement on Schedule 6.26 or such later date to be determined by Lender in its reasonable discretion.

Article VII
NEGATIVE COVENANTS

So long as Lender shall have any Term Loan Commitment, Non-Revolving Loan Commitment, any Term Loan, any Non-Revolving Loan or other Obligation (other than contingent indemnification obligations not then due and Bank Product Debt not then due and payable) hereunder shall remain unpaid or unsatisfied:

7.01         Indebtedness. The Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness and any Swap Obligations (other than Excluded Swap Obligations) and any Banking Services Obligations, except:

(a)            Indebtedness owed to the Lender under the Loan Documents;

(b)            Indebtedness outstanding on the Closing Date and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to any Loan Party or Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(c)            obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by any Loan Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not solely for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d)            Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the parameters set forth in Section 7.02(h);

(e)            unsecured Indebtedness under (x) the Subordinated Notes and any refinancings, refundings, renewals or extensions thereof (subject to the proviso in Section 7.01(b)) so long as the Subordinated Notes remain subject to the Subordinated Notes Subordination Agreement and (y) any other Subordinated Debt so long as such Indebtedness is subject to a Subordination Agreement in form and substance reasonably acceptable to Lender;

(f)            Indebtedness owed to insurance carriers to finance insurance premiums in the ordinary course of business;

(g)            Guarantees permitted hereunder;

(h)            unsecured Indebtedness owed by any Loan Party to any other Loan Party to the extent that, at the request of Lender, such Indebtedness is subordinated to the Indebtedness in favor of Lender pursuant to a subordination agreement acceptable to Lender and otherwise documented in a manner reasonably satisfactory to Lender (including, if requested, evidenced by a promissory note to be delivered to Lender as Collateral);

(i)            contingent obligations arising under guarantees by a Loan Part of Indebtedness or other obligations of any Loan Party, which Indebtedness or other obligations are otherwise permitted hereunder; provided that, if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(j)             Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so called “procurement cards” or “P cards”), or cash management services; provided, that such Indebtedness is paid off on a monthly basis;

(k)            contingent obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.05;

(l)             Indebtedness constituting obligations arising from agreements providing for indemnification or adjustment of purchase price in respect of working capital adjustment requirements or similar obligations, securing the performance of Borrower or another Loan Party pursuant to such agreements, in each case, in connection with any Permitted Acquisition;

(m)           Indebtedness in respect of netting services, overdraft protection and other similar arrangements in connection with deposit accounts in the ordinary course of business;

(n)            contingent obligations consisting of payment, performance, surety or other similar bonds obtained by any Loan Party in the ordinary course of business in an aggregate amount not to exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) and permitted under Section 7.02;

(o)            unsecured Indebtedness in an aggregate principal amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) at any time outstanding as all or part of the consideration for the purchase or redemption of Equity Interests of the Parent owned by officers, directors or employees of the Loan Parties;

(p)            to the extent constituting Indebtedness, the Aged A/P;

(q)            Parent Indebtedness;

(r)             Indebtedness under the Oak Street Note; and

(s)            other unsecured Indebtedness in the aggregate not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) at any time outstanding.

7.02         Liens. No Loan Party shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens in favor of Lender created pursuant to any Loan Document;

(b)            Liens existing on the Closing Date and listed on Schedule 7.02 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as permitted by Section 7.01, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01;

(c)            Liens for Taxes not yet due or which are being Properly Contested;

(d)            Liens arising by operation of law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days and which are being Properly Contested;

(e)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, which Lien could reasonably be expected to have a Material Adverse Effect;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i);

(h)            Liens securing Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i)             Liens arising by virtue of deposits in the ordinary course of business to secure liability for premiums to insurance carriers;

(j)             Liens consisting of minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property, which would not reasonably be expected to cause a Material Adverse Effect;

(k)            operating leases or subleases (and precautionary UCC filings with respect thereto) granted by or to any Loan Party or from any other Person in the ordinary course of business;

(l)             Liens (including the right of setoff) in favor of a bank or other depository institution arising as a matter of law encumbering deposits at such bank or other depository institution;

(m)           any interest or title of a lessor or sublessor under any lease or sublease not prohibited by this Agreement (including, without limitation, any leases, subleases and other agreements and modifications thereto (whether written or oral and whether now or hereafter in effect) to which Borrower or any Subsidiary is a party, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in real property); and

(n)            other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of all such obligations secured thereby does not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00).

7.03         Investments. No Loan Party shall, directly or indirectly, make any Investments, except:

(a)            Investments held by any Loan Party existing as of the Closing Date and set forth on Schedule 7.03;

(b)            Investments held by any Loan Party in the form of cash or Cash Equivalents;

(c)            Permitted Investments;

(d)            loans and/or advances to officers, managers, directors and employees of any Loan Party in an aggregate amount not to exceed Two Hundred Thousand and 00/100 Dollars ($200,000.00) at any time outstanding;

(e)            Investments consisting of extensions of credit in the nature of accounts receivable or notes arising from the grant of credit in the ordinary course of business;

(f)             Guarantees and Swap Contracts permitted by Section 7.01;

(g)            the acceptance of a form of deferred cash or Cash Equivalents in connection with the sale or disposition of assets permitted under Section 7.05;

(h)            Investments (other than Investments described in clause (a) of the definition thereof) (i) in wholly owned domestic Subsidiaries that are Loan Parties and (ii) by any Subsidiary of a Loan Party to or in a Loan Party or any other Subsidiary of such Loan Party which is itself a Loan Party;

(i)             Investments consisting of loans made by Parent, Holdings or any of its Subsidiaries to officers, directors and employees of any such Person which are used by such Person to simultaneously purchase equity interests of such Person in an aggregate outstanding amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00);

(j)             Permitted Acquisitions;

(k)            bank deposits in the ordinary course of business;

(l)             Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors or acquired in connection with the settlement of delinquent accounts in the ordinary course of business;

(m)           other Investments (other than Investments described in clause (a) of the definition thereof) that, in the aggregate, are not in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) at any given time.

7.04         Fundamental Changes. Except as permitted by Section 7.05, no Loan Party shall, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Event of Default has occurred and is continuing or would result therefrom, any Loan Party may merge or consolidate with another person so long as such Loan Party is the surviving Person of such merger or consolidation; provided that in any such merger or consolidation to which Borrower is a party, Borrower shall be the surviving Person. No Loan Party shall change (i) its name or conduct business under any fictitious name (unless such Loan Party gives Lender notice of such change or conduct not later than thirty (30) days after such change or conduct is effectuated); (ii) its tax, charter or other organizational identification number (unless such Loan Party gives notice of such change at least ten (10) days prior to such change being effectuated); (iii) its form or state of organization (unless such Loan Party gives Lender notice of such change at least ten (10) days prior to such change being effectuated); and (iv) liquidate, wind up its affairs or dissolve itself; provided that any Subsidiary of the Borrower may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries and is not disadvantageous to Lender, (y) any and all assets owned or held by such Subsidiary is transferred to a Loan Party, and (z) the Lender is provided not less than ten (10) days’ prior written notice of such liquidation or dissolution.

7.05         Dispositions. No Loan Party shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)            Dispositions of inventory in the ordinary course of business, including trades made in the ordinary course of business;

(c)            Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement equipment;

(d)            Dispositions by any Loan Party not otherwise permitted under this Section 7.05 so long as (i) at the time of such Disposition, no Default shall exist or would result therefrom, (ii) such Disposition is at fair market value, and (iii) the Net Cash Proceeds from such Disposition are applied to the Obligations to the extent required by Section 2.05(b)(iii);

(e)            sales, transfers and dispositions between or among one or more Loan Parties;

(f)             the sale of discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(g)            licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business;

(h)            any conveyance, sale, lease assign, transfer or other disposition constituting a transaction otherwise expressly permitted by this Agreement;

(i)             dispositions resulting from any casualty events; provided, the proceeds thereof are applied in accordance with the terms of this Agreement, as applicable; and

(j)             the abandonment or other Disposition of intellectual property in the reasonable business judgment of any Loan Party and provided that such abandonment or Disposition could not reasonably be expected to result in a Material Adverse Effect.

7.06         Restricted Payments. No Loan Party shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that,

(a)            the Loan Parties may make Tax Distributions; provided that, any Tax Distributions to any entity or individual above Parent cannot be made unless consented to by the Lender in its sole and absolute discretion (which consent shall not be unreasonably withheld, delayed or conditioned);

(b)            so long as no Default or Event of Default exists or would result therefrom, subject to the Pollen Street Subordination Agreement, (i) Holdings may pay the Pollen Street Dividend Payment in cash, as and when due pursuant to the Pollen Street Equity Documents, and (ii) Holdings may redeem the Series A Convertible Preferred Stock owned by the Pollen Street Entity subject to the satisfaction of the Redemption Conditions or with the prior written consent of the Lender; provided that, Holdings may make such payments directly as permitted in this Section 7.06 or make a distribution in the amount of such payment to its immediate parent in order to enable such parent to make such payment;

(c)            so long as no Default or Event of Default exists or would result therefrom, subject to the terms of the Subordinated Notes Subordination Agreement, the Borrower may (i) make regularly scheduled interest (but not principal) payments on the Subordinated Notes so long as (x) the Fixed Charge Coverage Ratio, calculated on a pro forma basis as if such Restricted Payment had been made on the first day of the relevant testing period, is not less than 1.20:1.00 as of the most recently ended fiscal year for which financial statements shall have been delivered, (y) the Borrower has delivered a Compliance Certificate signed by an Authorized Employee of Borrower certifying to compliance with the foregoing clause (x), and (z) the Lender has consented in writing to such payment, (ii) pay the Permitted Non-Blockable Payments (as defined in the Subordinated Notes Subordination Agreement) and (iii) pay all amounts outstanding in respect of the Subordinated Notes upon the satisfaction of the Repayment Conditions (as defined in the Subordinated Notes Subordination Agreement) or with the prior written consent of the Lender;

(d)            subject to the terms of the Series B Subordination Agreement and so long as no Default or Event of Default exists or would result therefrom, (i) Holdings may pay, or may make a distribution to Parent to enable Parent to pay the Series B Convertible Preferred Stock Payment, (i) in kind with respect to the seven percent (7%) annual dividend payment payable and compounded quarterly on the last day of each calendar quarter after the issuance thereof and (ii) in cash with respect to the foregoing on the dates required in the documents governing the Series B Convertible Preferred Stock, and (ii) Holdings may redeem the Series B Convertible Preferred Stock subject to the satisfaction of the Redemption Conditions or with the prior written consent of the Lender; and

(e)            the Loan Parties may make such other Restricted Payments consented to by Lender in writing, in its sole discretion.

7.07         Change in Nature of Business. No Loan Party shall, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by such Loan Party on the Closing Date or any business substantially related or incidental thereto or ancillary thereto or a reasonable extension thereof.

7.08         Affiliate Transactions. No Loan Party shall enter into or be party to any transaction with an Affiliate, except:

(a)            transactions expressly permitted by the Loan Documents;

(b)            transactions between or among the Loan Parties and their Subsidiaries not involving any other Affiliates;

(c)            payment of compensation to officers, members of management, consultants and employees in amounts and manners consistent with those in place as of the Closing Date or that are reasonable payments for services actually rendered, and payment of customary directors’ fees and directors’ and officers’ indemnities;

(d)            the issuance of Equity Interests of the Loan Parties to any officers, directors, employees or consultants of the Borrower or its Subsidiaries pursuant to any benefit plan; provided that in order to make such payments, a Loan Party may either make such payments as permitted in this Section 7.08 or make a distribution to its immediate parent in the amount of such payment in order to enable such parent to make such payment.

(e)            transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 7.08;

(f)            purchase agreements and documents and agreements related thereto in connection with Acquisitions or other Investments consummated prior to the Closing Date, as shown on Schedule 7.08;

(g)            transactions pursuant to stock option plans and employee benefit plans and arrangements; and

(h)            transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms disclosed to Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

7.09         Plan. No Loan Party shall become party to any Multiemployer Plan, other than any in existence on the Closing Date and disclosed on Schedule 7.09 attached hereto.

7.10         Use of Proceeds. No Loan Party shall use the proceeds of the Term Loan or any Non-Revolving Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11         Subsidiaries. No Loan Party shall create or acquire any new Subsidiaries after the Closing Date unless it complies with Section 6.15 of this Agreement.

7.12         Amendments to Subordinated Debt; Pollen Street Equity Documents. No Loan Party shall amend, supplement or otherwise modify any document, instrument or agreement, relating to any Subordinated Debt or the Pollen Street Equity Documents, if such modification would violate the applicable Subordination Agreement or otherwise would be materially adverse to the Lender in any respect. For the avoidance of doubt, the Loan Parties shall not redeem the preferred equity shares issued pursuant to the Pollen Street Equity Documents without the express written consent of the Lender.

7.13         Advisory Entities. No Loan Party, Advisory Entity or Broker-Dealer Subsidiary shall open or otherwise establish, or deposit or otherwise transfer funds, including without limitation, the Advisory Fee Revenues, into, any Deposit Account (other than any custodial accounts (including, without limitation, any National Securities Clearing Corporation clearing accounts and participant accounts)), except for the Deposit Accounts maintained at Lender and the Deposit Accounts in existence as of the Closing Date and, with respect to the Loan Parties, listed on Schedule 5.17).

7.14         Financial Covenants.

(a)            Minimum Fixed Charge Coverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on March 31, 2025, a Fixed Charge Coverage Ratio as of the last day of such Fiscal Quarter for the twelve (12) month period then ended of not less than 1.20 to 1.00.

(b)            Maximum Senior Net Leverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have, as of the last day of each Fiscal Quarter, commencing with Fiscal Quarter ending on March 31, 2025, a Senior Net Leverage Ratio as of the last day of such Fiscal Quarter for the twelve (12) month period then ended, of not more than the following:

FISCAL QUARTER	MAXIMUM SENIOR NET LEVERAGE RATIO
March 31, 2025 and each Fiscal Quarter through and including September 30, 2025	3.00 to 1.00
December 31, 2025 and each Fiscal Quarter ending thereafter	2.75 to 1.00

(c)            Minimum Annualized Revenue Received from Custodians. Borrower and its Subsidiaries on a consolidated basis shall have, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending on March 31, 2025, an Annualized Revenue Received from Custodians of at least Eighteen Million and 00/100 Dollars ($18,000,000.00).

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. (i) Borrower fails to pay when due, any installment of principal or interest on the Loans, (ii) Borrower fails to pay any fees or any other amounts due hereunder on the third (3rd) Business Day following the date when and as the same become due and payable; or (iii) Borrower fails to pay the Obligations in full on or before the Term Loan Maturity Date, whether by acceleration or otherwise; provided that, in the event there are sufficient funds in the Debt Service Reserve Account on any date a payment of principal or interest is due and payable hereunder and the Lender shall not have debited such payment amount from the Debt Service Reserve Account in accordance with the Cash Sweep and Disbursement Agreement such failure by the Lender shall not constitute an Event of Default hereunder; or

(b)            Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.03, 6.04, 6.05(a) or (b), 6.06, 6.07, 6.08, 6.10, 6.11, 6.12, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24 or 6.25 or Article VII; provided, that with respect to any failure to perform or observe the covenant in Section 6.23, Borrower shall have the opportunity to cure such default by the earlier of (x) ten (10) Business Days after the next succeeding Interest Payment Date after the end of the applicable Fiscal Quarter; and (y) ten (10) Business Days after an Authorized Employee of Borrower has knowledge thereof to cure such default; provided, further that with respect to any failure to perform or observe the covenant in Section 6.24, Borrower shall have ten (10) Business Days after an Authorized Employee of Borrower has knowledge thereof to cure such default to the extent that such failure is capable of being cured within such period; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for a period of thirty (30) days after an Authorized Employee of such Loan Party has knowledge thereof; provided, however, that the notice and opportunity to cure such default within the time period above shall not apply if the breach or failure is not capable of being cured within such period or is a willful breach by a Loan Party; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered by an Authorized Employee in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or

(e)            Cross-Default; Guarantee. (i) Any Loan Party fails to make any payment when due (after any applicable grace or cure period), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any (A) Indebtedness (including any Swap Contract) or any Broker-Dealer Debt in an aggregate principal amount in excess of the Threshold Amount, or (C) Guarantee in favor of Lender, or (ii) any breach or default of any Loan Party, or the occurrence of any condition or event, with respect to any Indebtedness in an aggregate principal amount in excess of the Threshold Amount, if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders thereof to cause any such Indebtedness to become or be declared due prior to their stated maturity; or

(f)             Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (ii) the continuance of any of the following events for sixty (60) days unless dismissed, bonded, vacated or discharged: (A) an involuntary case is commenced against any Loan Party, under any Debtor Relief Law; or (B) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, is entered; or (C) a receiver, interim receiver, receiver/manager, sequestrator, conservator, administrator, liquidator, trustee or other custodian is appointed without the consent of a Loan Party, for all or a substantial part of the property of the Loan Party; or

(g)            Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) any Loan Party commences a voluntary case under the Bankruptcy Code or other Debtor Relief Law, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, interim receiver, receiver/manager, sequestrator, conservator, administrator, liquidator, trustee or other custodian for all or a substantial part of its property; or (ii) any Loan Party makes any assignment for the benefit of creditors; or (iii) the board of directors or the governing body of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8.01(g); or

(h)            Solvency; Inability to Pay Debts; Attachment. (i) any Loan Party ceases to be Solvent, (ii) any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(i)             Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)             ERISA. (i) An ERISA Event occurs which, alone or together with other ERISA Events, has resulted or could reasonably be expected to result in liability of any Loan Party in an amount that would reasonably be expected to have a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure would reasonably be expected to have a Material Adverse Effect; or

(k)            Invalidity of Loan Documents. Either (i) any material provision (as determined by Lender) of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations not then due and Bank Product Debt not then due and payable), ceases to be in full force and effect; (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision (as determined by Lender) of any Loan Document; (iii) any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or (iv) for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, any Collateral Document shall for any reason fail or cease to create a valid and perfected first priority Lien on the Collateral (subject to Permitted Liens) covered thereby except as expressly permitted in the Loan Documents; or

(l)             Theft; Damage. A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds the Threshold Amount; or

(m)           Injunction on Business Activities. (i) A Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business; (ii) a Loan Party suffers the loss, revocation or termination of any license, permit, lease or agreement necessary to its business; (iii) there is a cessation of any part of its business for a material period of time; or (iv) any Collateral of a Loan Party is taken or impaired through condemnation, in the case of each of clauses (i) through (iv), to the extent such injunction, restraint, loss, revocation, cessation, or taking could reasonably be expected to have a Material Adverse Effect; or

(n)            Felony. A Loan Party, a Broker-Dealer Subsidiary or any of its Authorized Employees is criminally indicted or convicted for (i) a felony committed in the conduct of its business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any Collateral valued in excess of the Threshold Amount; or

(o)            Subordinated Debt. Any subordination provision in any document or instrument governing material Subordinated Debt, or any subordination provision in any subordination agreement that relates to any material Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any material Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any Affiliate of a Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(p)            Subordinated Debt Default. Any default (after giving effect to any notice, grace or cure period thereunder) under the Subordinated Debt Documents; or

(q)            Regulatory Matters - Broker/Dealer. Any of the Broker-Dealer Subsidiaries shall become subject to regulatory restrictions on its business as a result of falling below capital early warning levels and such restrictions could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole; or

(r)             Change of Control. There occurs any Change of Control;

(s)            Material Adverse Effect. The occurrence of any Material Adverse Effect.

8.02         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions, in Lender’s sole and absolute discretion:

(a)            declare Lender’s commitment to make Non-Revolving Loans to be terminated, whereupon such commitment and obligation shall be terminated;

(b)            declare the unpaid principal amount of the outstanding Term Loan and all outstanding Non-Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)            require Loan Parties to Cash Collateralize its Bank Product Debt and other Obligations that are contingent or not yet due and payable, and if the Loan Parties fail to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolving Loans; and

(d)            exercise all rights and remedies available to it under the Loan Documents;

provided that upon the occurrence of an Event of Default described in Section 8.01(f), Section 8.01(g) and Section 8.01(r), the obligation of Lender to make Non-Revolving Loans shall automatically terminate and the unpaid principal amount of the outstanding Term Loan and all outstanding Non-Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower.

8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 with respect to Borrower or the Obligations (or after any of the Term Loan or Non-Revolving Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses (including protective advances) and other amounts (including fees, charges and disbursements of counsel to Lender and amounts payable under Article III) payable to Lender;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan and the Non-Revolving Loans (in such order as Lender shall determine in its sole discretion) and other obligations arising under the Loan Documents with respect to the Obligations;

Third, to (a) payment of that portion of the Obligations constituting unpaid principal of the Term Loan, (b) payment of that portion of the Obligations constituting unpaid principal of the Non-Revolving Loans, and (c) payment of Obligations then owing under Bank Product Debt, Secured Hedge Agreements and Secured Cash Management Agreements (in such order as Lender shall determine in its sole discretion); and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations not then due and Bank Product Debt not then due and payable) have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

8.04         Cross-Default and Cross-Collateralization.

(a)            The Borrower acknowledges and agrees that an Event of Default under this Agreement or any other Loan Document shall also constitute an event of default under all Swap Contracts and Secured Hedge Agreements. In addition to Lender’s rights set forth herein, upon the occurrence of an Event of Default under this Agreement and the other Loan Documents, the Lender has the right to demand payment of any Swap Contract.

(b)            The Borrower acknowledges and agrees that any and all Collateral granted to secure the Loans shall also secure any and all Swap Obligations.

Article IX
MISCELLANEOUS

9.01         Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by Lender and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02         Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except as otherwise expressly provided in this Agreement, any notice required hereunder or under any Loan Document shall be in writing addressed to the respective party as set forth on Schedule 9.02, and may be personally served, sent by email, sent by overnight courier service or U.S. mail and shall be deemed to have given: (a) if delivered in person, when delivered; (b) if sent by email, by the sender’s receipt of an email acknowledgment confirming delivery thereof; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed with postage prepaid; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

(b)            Change of Address, Etc. The Borrower and Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other party hereto.

(c)            Reliance by Lender. Lender shall be entitled to rely and act upon any notices (including telephonic and email Committed Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Lender and the Related Parties of Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

9.03         No Waiver; Cumulative Remedies; Enforcement. No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04         Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Lender (including the reasonable and documented fees, charges and disbursements of one primary outside counsel for Lender, plus special counsel in each relevant area of expertise and local counsel to Lender in each relevant jurisdiction), in connection with the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of one primary outside counsel for Lender, plus special counsel in each relevant area of expertise and local counsel to Lender in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04, or (B) in connection with the Term Loan and the Non-Revolving Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan and the Non-Revolving Loans.

(b)            Indemnification by Borrower. Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary outside counsel for the Indemnitees, taken as a whole, plus special counsel in each relevant area of expertise for the Indemnitees, taken as a whole, and local counsel to Indemnitees, taken as a whole in each relevant jurisdiction (plus, in the case of a conflict among Indemnitees, one additional primary outside counsel, special counsel and local counsel with respect to the conflicted parties), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) the Loans, any Letters of Credit or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, or any Environmental Liability related in any way to Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or any Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(d)            Payments. All amounts due under this Section 9.04 shall be payable not later than five (5) Business Days after demand therefor.

(e)            Survival. The agreements in this Section 9.04 shall survive the termination of the Loan Documents, the termination of the Term Loan Commitment and Non-Revolving Loan Commitment, the payment in full of the Loans, and the repayment, satisfaction or discharge of all the other Obligations.

9.05         Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06         Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lender. Lender may at any time assign or participate to one or more assignees or participants all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment, Term Loan, Non-Revolving Loan Commitment and the Non-Revolving Loans at the time owing to it; provided that, the Borrower shall have given its prior written consent (which consent shall not be unreasonably withheld or delayed) to any assignment, except for any assignment (x) to an Affiliate of the Lender, (y) of all of the Loans as a result of an acquisition and/or merger of the Lender by another financial institution or entity, or (y) during the occurrence and continuation of an Event of Default.

(c)            Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Term Note and the Non-Revolving Loan Note) to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank.

9.07         Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.07, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.07 or (y) becomes available to Lender or any of its Affiliates on a non-confidential basis from a source other than Borrower. For purposes of this Section 9.07, “Information” means all information received from Borrower, Guarantors, Holdings or any Subsidiary relating to such Persons or any of their businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower, Guarantors, Holdings or any Subsidiary unless in the case of information received from such Persons after the Closing Date, such information is clearly identified at the time of delivery as PUBLIC. Any Person required to maintain the confidentiality of Information as provided in this Section 9.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Lender acknowledges that (a) the Information may include material non-public information concerning Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law.

9.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.09         Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or the Non-Revolving Loan or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

9.11         Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of Term Loan or at the time of any Non-Revolving Loan, and shall continue in full force and effect as long as any portion of the Loans or any other Obligation shall remain unpaid or unsatisfied.

9.12            Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13            Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints Lender (and any officer of Lender or any Person designated by Lender for that purpose) during the existence of any Event of Default, as Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are required of Borrower by the terms of this Agreement, (ii) execute such financing statements and other documents and to do such other acts as Lender may require to perfect and preserve Lender’s security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including endorsing Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of Borrower, changing the address of Borrower to that of Lender, opening all envelopes addressed to Borrower and applying any payments contained therein to the Obligations. Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

9.14            Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

(b)            SUBMISSION TO JURISDICTION. THE OBLIGORS IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY, IN THE CITY OF CHICAGO, AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 9.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.15         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

9.16         No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (B) it is capable of evaluating, and understanding and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, and (ii) Lender does not have any obligation to it or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents. To the fullest extent permitted by Law, Borrower hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

9.17         USA PATRIOT Act. Lender is subject to the Act (as hereinafter defined) and hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

9.18         OFAC. Borrower and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. Neither Borrower nor any Subsidiary (a) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (c) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

9.19         Anti-Terrorism Laws.

(a)            No Loan Party (and, to the knowledge of each Loan Party, no joint venture or subsidiary thereof) is in violation in any material respects of any United States requirements of any Anti-Terrorism Law, including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the USA PATRIOT Act.

(b)            No Loan Party (and, to the knowledge of each Loan Party, no joint venture or subsidiary thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current SDN List published by OFAC.

(c)            No Loan Party (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

9.20         Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in this Agreement or any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

 (i)            a reduction in full or in part or cancellation of any such liability;

 (ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Loan Document; or

 (iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

9.21         Commodity Exchange Act. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Loan Party shall be deemed to be a guarantor of another Loan Party’s Swap Obligations owing to any Lender if such Loan Party is not a Qualified ECP Guarantor to the extent that the providing of such guaranty by such Loan Party would violate the eligible contract participant rules or any other applicable law or regulation.

9.22         ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BYLINE BANK, as Lender

By:	/s/Scott Mier

Name:	Scott Mier
Title:	Senior Vice President, Commercial Banking Division Head

[Signature Page to Credit Agreement]

WENTWORTH MANAGEMENT SERVICES LLC, a Delaware limited liability company, as Borrower

By:	/s/David Shane

Name:	David Shane
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]